Exhibit 99.2

Pershing Square Tontine Holdings, Inc.

Investor Presentation

June 23, 2021, 9:00 AM EDT

CORPORATE PARTICIPANTS

William A. Ackman – Chief Executive Officer and Chairman of the Board, Pershing Square Tontine Holdings, Inc.

Ryan Israel – Investment Team Member, Pershing Square Capital Management, L.P.

Charles Korn – Investment Team Member, Pershing Square Capital Management, L.P.

Feroz Qayyum – Investment Team Member, Pershing Square Capital Management, L.P.

Tony Asnes – Head of Investor Relations, Pershing Square Capital Management, L.P.

PRESENTATION

[Cover Slide]

Operator

Hello and welcome to the Pershing Square Tontine Holdings investor presentation. At this time, all callers are on listen-only mode. Today’s presentation is being recorded. It is now my pleasure to turn the call over to your host, Pershing Square CEO, Bill Ackman.

William A. Ackman

Thank you operator. So we’ve got a lot of material to cover today. I hope all of you saw the Universal video at 8:15 this morning, but I think it gives you a very good sense of the team and the breadth and global reach of the company. And we’re going to tell you with a pretty high degree of granularity why we think this is a remarkable, remarkable, business and remarkable management team.

[Slide 1]

We’ll start with a one-page transaction summary. You’ve seen already fairly detailed summaries up till now. So we’ll start with that. And then we’ll go in-depth on Universal Music Group. We’ll talk about the music industry. We’ll give you some perspective on growth in the industry. We’ll get at Universal’s valuation, looking at some comparables and thinking about elements of the business. We won’t tell you what we think it’s worth, but we’ll give you all the information you need to figure out your own view of valuation. Then we’ll have a Q&A, and we’ll go in-depth on Universal in the Q&A. We’ll also address the most commonly asked questions about RemainCo and about SPARC. And then we’ll

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take an intermission of about 15 minutes, and then we’re going to come back and do a detailed transaction overview where we’re going to go deep into the numbers. And we’ve had the benefit now of, I would say, a good 10 days of questions that have come in. We’ve done our best to design a presentation that answers almost all of those questions, but still leaving time for questions that have come in in the last 48 hours.

[Slide 2]

Okay. So, transaction summary, you’ve seen this before. Basically, if you’re a shareholder of Pershing Square Tontine Holdings, you’re going to receive your pro-rata share, about two-thirds of a share, of Universal Music Group for each share that you own. You’re going to continue to be a shareholder of Pershing Square Tontine Holdings, that has $1.6 billion cash, with less transaction costs than we initially thought. $1 billion for the FPA, which is a Forward Purchase Agreement for Pershing Square. And of your $20 that we raised, 72% of your capital is going to purchase Universal Music Group stock, and 28% will remain, if you will, in RemainCo, and we’re going to give you a gift of an interest in something called Pershing Square SPARC Holdings. But let’s get to the star of the show, and that is, of course, Universal Music Group.

[Slides 3-4]

So what did we set out to do? This is actually a slide from the IPO roadshow presentation.

We were looking for what we call a simple, predictable, free-cash-flow-generative business with very high barriers to entry, which had limited exposure to extrinsic factors that we can’t control, think pandemics, interest rate moves, commodity price moves, wars, things like that. Strong balance sheets, minimal capital markets dependency. We wanted a company that didn’t have to constantly access the markets in order to succeed. We wanted a large cap company. We wanted to buy it at an attractive price. Excellent management, strong governance.

[Slide 5]

UMG was really the perfect business and it was on our initial target list. We were introduced to a member of the Vivendi board, the controlling shareholder of Universal, by Jackie Reses on our board. And it really checks every box on the previous page. And we dug in and I guess, I would describe it as, I was a bit like the dog that grabbed the bumper of the car and wouldn’t let go, because this was precisely what we were looking for.

[Slide 6]

So what is Universal? It is the world’s leading music company. It has the number one global market share. About a third (32%) of recorded music is owned by Universal—three million songs, including a couple from my grandfather. Number two in publishing share, although their share is increasing. So 23% of music published is owned by Universal, and 32% of every song that you hear. And they are taking advantage of their success due to just tremendous performance. They represent 10 out of the top 10 global music superstars, and that’s due to a superb management team with decades of experience. That’s led to tremendous financial performance, double-digit revenue growth, 20% compounded operating income growth over the last four years. And a business that’s really been transformed due to streaming. And that creates a recurring annuity-like royalty on growth in music listening. And the business itself is coming out of Vivendi in what I would describe as a corporate carve-out in essence, with low financial leverage, a very strong balance sheet and minimal debt.

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[Slide 7]

The management team is led by Sir Lucian Grainge. One of the benefits of working on a transaction for approaching eight months is that we got to know the management team quite well, and had the opportunity to spend time in person with the team, including Lucian and got to develop a relationship, although initially over Zoom.

Lucian was practically born in the music business. As a teenager, he got deeply involved, and became really the executive of the decade. Knighted, Hollywood Walk of Fame star, and the number one executive on the Power 100 on Billboard. The way I would describe Lucian is, think about the iconic CEOs that will be remembered. Right? Think about Walt Disney; think about Steve Jobs. Lucian is an executive that will be remembered for his contribution to this industry. I think the modern-day equivalent is Reed Hastings, who’ll be remembered for his contribution to the video industry. And he’s a tremendous human being.

[Slide 8]

The best indication of the quality of a leader is the team they’re able to recruit behind them. And the team is extremely strong. We spent a fair bit of time with senior members of the corporate team and got to know some of the leaders—John Janick, Monte Lipman, Jody Gerson—that lead some of the key businesses or labels in the company. From the video, you probably got a pretty good sense of the tremendous broad reach of the company. And Lucian runs the business and gives a lot of autonomy to these, we describe them as, entrepreneurs. To get an executive like Monte Lipman, his brother, to sell their business and continue to run it at Universal and still act like entrepreneurs, which is precisely what they do. Lucian runs the business, allows the labels to compete with one another for talent. And it’s really a great model. And so, in the proverbial get hit by a pie truck world, this is a company that will survive and thrive.

[Slide 9]

The business itself, we think, is one of the great businesses in the world. Start with a total addressable market of basically the entire globe. Whether you’re a baby or you’re 85 years old, you’re going to listen to music and you love music. People love different kinds of music. And Universal owns basically a third of the world’s music. And music has become a much more attractive proposition from a customer perspective. It used to be, when I was a kid, my first record was a Sting record. I wish I still had it. And records were expensive. You might buy four or five a year and get a couple of gifts, but your access to music was really quite limited. Today, on your iPhone, you can listen to any of 60 million songs – 60,000 songs added every day to Spotify – convenient, easy, super high-quality, and just an amazing business.

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And you can listen to music really anytime during the day when you’re working out, when you’re at dinner, when you’re doing really pretty much every activity. So it’s content, unlike video content, which you watch for a couple of hours. You can do other things like put together a presentation on Universal Music, along with some music in the background. And it’s monopolistic content in the sense that a song is unique. If you own a song or you own the copyright or the music, you’ve got a unique asset, and that gives you a lifetime recurring revenue stream, particularly for the great artists. The company is the number one player in the industry, and it’s not just scale that matters. If you’re a top artist or an aspiring top artist, you want to do a deal with Universal, because they can make you a success.

The company has a meaningful percentage of its costs that are fixed. And then, as the company grows, we’ve seen significant improvement in margins driven by operating leverage in a changing mix, from a business that was dependent on the one-time sale of physical assets to royalties from streaming.

I mentioned the management team already. Unlike Warner, which is really the only public comp, a company controlled by Access Industries with super voting stock and relatively limited float, what’s happening here is that we’re buying 10% of the company. And then Vivendi, the current controlling shareholder, is going to distribute out 60% of the stock to the public. The company will have a real public float, a new independent board. A new independent board will be installed at the company and one vote per share, with a few strategic shareholders in Tencent. The Bolloré group will have an 18% stake, and otherwise we have a large public float, an independent uncontrolled company.

[Slide 10]

Streaming of course has dramatically changed the business. The streaming business has transformed the music business. And why is that? It’s reduced the amount of capital that you have to invest and risk on new artists. You’re not producing an entire album. You can see how a track performs. Just again, the tech companies—Apple, Google—fund distribution of customer acquisition by running the streaming services. In the old days, you’d buy one CD and that would be your source of revenue. Today, an artist earns an annuity-like, lifetime revenue stream. And the same thing is true, of course, for Universal. My kids, today, listen to many artists that I listened to as a kid. And there’s a lot more discovery of artists from the eighties, from the seventies, from the sixties. Of course, people listen to the Beatles, but they also listen to many artists that they hear about through friends because it’s totally accessible. People share a playlist. These are things that could not happen in the past.

It’s less of a hit driven industry because of the growing importance of the catalog. There’s very limited, if any, seasonality in the business, because, again, it’s not like there are a lot of sales around Christmas – it’s a monthly annuity-like revenue stream. The business, as we’ve seen in the last year, has really minimal recession-risk, minimal pandemic risk. It’s hard to think of something that will materially impact the music business going forward. Last year – I think a pandemic is about the worst thing that can happen to music – it shuts down all live events, shuts down retail, makes it more difficult for fans to interact with the artists, and the company grew 5% in that environment. So, one of the great businesses of the world.

We love businesses where you own a royalty or annuity-like stream, where you have to put up very little capital, and that annuity grows at a very high rate for a long period of time. Universal fits that paradigm precisely.

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[Slide 11]

Just how did we get here? I think it’s interesting to look at the history of the music industry. This was a growth industry going into 1999 and then the emergence of new technologies and Napster, and ultimately piracy kind of destroyed the industry. There are a lot of people that were writing the epitaph for the industry circa 2008/2009. And technology, which was the enemy of the industry, started to become the friend. First, you had the iTunes store. People would download songs, but again, it was still a one-time payment type model. And then Spotify helped save the industry with developing streaming, first in Sweden, and then exporting it globally.

So, you had a business, when you look at the slide here, where you still have significant declines, for example, the download business basically becoming obsolete by virtue of streaming. That business is shrinking and slowing the overall perceived growth of the industry. CDs are declining, but maybe at a slightly reduced rate. Interestingly, last year vinyl grew 24%. People are buying turntables again. They like the quality of the sound of an analog instrument, and also just collecting the collectibles with the large album format, et cetera.

[Slides 12-13]

But really the story is about streaming. Streaming went from nothing to a very meaningful percentage of the recorded music industry revenues. Here’s the proliferation of piracy, and then the launch of Spotify and then some fast followers. There are today 400+ streaming services with the dominant ones of course, being Apple, Spotify, Amazon Music, Tencent and others.

[Slide 14]

What’s interesting about music is it’s really a form of software. It’s digital, bits and bytes, the same way as software. And it followed a fairly similar trajectory, right? First you had, if you will, physical – in the old days, you would buy a box of Microsoft Windows, you’d take it home, and then you had software, you could download off the internet. And then you went to a software-as-a-service model where companies transformed from these sort of downloaded one-time purchases to annuity-like subscriptions. And music is following a very, very similar path. In fact, you can think about Universal Music Group as a music-as-a-service company, call it MAAS as opposed to SAAS, or MAAS maybe is a better description as opposed to, I suppose, SAAS.

[Slide 15]

And just to summarize, we’ve gone from physical to digital music. We’ve gone from one-off album sales to streaming and subscriptions. We’ve gone from limited access to music to unlimited access to music. We’ve come from a poor user, a challenging user experience, to an incredible one—you can have a digital watch and be running and listening to your favorite music playlist. You can let the artificial intelligence curate the playlists you listen to. Easy to share playlists with friends. Incredibly convenient, remarkably cheap. Music is cheaper today than ever before. As a result of that, the addressable market has grown from the affluent parts of the world, to the entire world. In fact, ad-supported streaming is free. So, as long as you’ve got access to the internet, either through phone or computer or another device, you can listen to 60 million songs. And that’s an incredible value proposition for the customer.

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In the old days, the Universals of the world would have manufacturing plants all over the world to produce CDs. Today, the physical business has been outsourced entirely, and the company has no investment in manufacturing of consequence, and very little distribution. It’s no longer producing a bunch of CDs and shipping them out to a bunch of stores, stocking them, restocking them, dealing with returns. It’s now licensing very valuable IP and earning a royalty stream. The other part of the interesting dynamic is that the Spotifies, Apples, Googles, Amazons of the world are funding customer acquisition cost and the distribution infrastructure for the industry. So, really today, Universal is a pure IP company, selling the IP to extremely well-capitalized companies that are highly motivated to acquire customers. Spotify is a pure play, obviously in the streaming business, but Apple has, and Google and Amazon and others have, other agendas in procuring new music. And that’s led to, I think, a very low subsidized cost to music, which has accelerated the growth of the industry. And again, that subsidy is very helpful.

[Slide 16]

So, to summarize, music has been democratized. Anyone can listen to a very large range of effectively unlimited number of songs. It’s become a global business. People are listening to music from different parts of the world: Korean artists are becoming successful in the United States; U.S. artists have always done a good job and British artists have been successful around the world – but you’re seeing more cross-pollination of artists globally. And having the most dominant global company with the best footprint, the physical presence in 60-odd countries and 170 markets around the world, gives Universal a huge advantage in this business.

We talked about how the catalog is becoming more valuable again, with easy access to an unlimited number of songs. People are listening to music from their earlier parts of their lives, and they’re teaching, they’re sharing that music with their friends and their children. Universal has done a very successful job of launching and producing documentaries about artists that inspire interest in, for example, Queen, which made a huge recovery, but also put the artists in front of an audience, in many cases, that didn’t know about Queen.

It’s the cheapest form of entertainment on a cost-per-hour basis, and that all of these changes have made it a financially remarkable business.

[Slide 17]

So what does UMG do?

The recording side of the business is about discovering, developing, and marketing artists to the world, promoting them, making them successful. And breaking an artist to become a global phenomenon. They distribute artists’ music, obviously in digital format. Again, without a label, you can’t actually have any physical records and CDs; that’s obviously a smaller part of the business, but still important.

The publishing side of the business is about managing the IP of an artist. They acquire IP; they license it, and they administer it, make sure the artist gets paid and Universal gets paid for the work that they’ve created. So Universal makes money. The way to think about it is if you own Universal Music Group, you own a royalty on people listening to music. And I can’t think of an asset that I can have more

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confidence in being consumed over time, other than food and water, than music. But the difference between music and food and water is you can’t create IP that you can license to others with food and water. And I would say music comes next. They also make money for artists and themselves by licensing songs in movies, television, video games. Music has become very important for the success of games. They get royalties wherever music is played: television, radio broadcasts, in that case, publishing only. And then, if you hear music in an elevator, they’re getting a royalty on that music. And they sell some physical assets, with vinyl now becoming a growth business. And then they work with artists on concerts, touring, sponsorship, engaging with fans and brand management. Each of these presents revenue opportunities for the company.

[Slide 18]

So recorded music is about discovering artists, giving them an upfront to fund the development of their work, and then working with them to create the best art, the best music, and then marketing that work to the world. And there is no one better than the Universal team at making an artist succeed, which is why they have 10 of the top 10. And they have . . . every aspiring artist wants to make a deal with Universal.

The investment in identifying and making artists succeed is what’s referred to as artists and repertoire. This is the R&D, if you will, of the music business. Marketing expenses relating to – and here actually the social media world has really helped drive much more, and the data that Universal owns, drive much more successful – investment in marketing.

It’s a bit of a venture capital business. In the old days, an artist would show up and play a song on a piano and someone with a good ear would decide whether an artist would succeed or not. Today there is a lot more information because an artist can put up a TikTok video, something on YouTube, and you can start to see whether this is an artist that will develop into a viral success. Unfortunately, most artists are not successful. So it is a risky business as well. It’s become a lot less risky today as a result of that, but in exchange for the risk that Universal takes in making the upfront, meaningful, investment in artists, not just financial, but opportunity costs of time, they lock in, if you will, rights to the future recordings. And in the U.S. those rights persist for almost a hundred years, as much as 70 years in Europe. And it’s a bit like venture capital, where your best investments compensate for the losers. I shouldn’t call them losers, but the loss-making investments that don’t ultimately work out.

[Slide 19]

Publishing. And again, I have a little family history here. My grandfather, Herman Ackman, wrote something like 50 songs. And when I first got involved with Universal, did a little search online and it turns out Universal owns his IP. And this is where you’ve got songs or lyrics written by talented songwriters, and Universal administering them, making sure that the songwriters get set up to receive royalties from their work. They license the work to artists who can produce great music on TV, all kinds of other movies, et cetera, and, then in effect, monetize the rights to these compositions.

And there’s royalty sharing between of course, the publisher and songwriter, and the copyrights last for about 70 years. And royalties come from a kind of diversified set of revenue streams, including: radio, streaming, public performances; the performance area of digital arts and streaming; synchronization relating to music that appears in a movie or TV show or commercial, and mechanical, referring to CDs, vinyl, and DVD.

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[Slide 20]

So, recorded music is 80% of the business. And with the growth of streaming, it is expected to become a larger percentage of the business. Publishing, a very stable growth part of the business. And merchandising, probably, a big growth opportunity, but a lower margin part of Universal’s business, the sale of merchandise in connection with artists’ success.

[Slide 21]

As I mentioned, the business sort of bottomed in the 2014 context, and then began to grow. And the growth trajectory has been great for the industry and very strong for Universal. Even last year, 5% growth, despite an 80% decline in live performances.

[Slide 22]

And streaming is really, of course, the big driver here and you’ve seen publishing has grown actually substantially, streaming has grown substantially. And what’s interesting is the overall earnings quality of the company is improving as these higher growth, lower capital-intensive, more predictable revenue streams are becoming a disproportionate part of the company’s revenues. This business is a much better business in terms of its mix of revenues, than it was five or six years ago, and that’s accelerating.

[Slide 23]

In 2015, streaming was 19% of the business. Publishing slightly smaller, but similar size. Today’s streaming is 52% of the business. Publishing has grown almost double over the last, call it, five years. The business mix, again, improving to higher and higher quality.

[Slide 24]

That’s led to the shift from physical to streaming, which is driving margin growth. Margins are up almost 600 basis points in the last five years. And then, as I mentioned before, this is a business with significant fixed costs that you can amortize. So the inherent operating leverage is also driving margin. Then last year, I think, the company learned how to be even more effective. Tools like Zoom and better, more directed marketing, enabled the company to manage its cost structure in a more challenging year.

[Slide 25]

COVID-19 did have a meaningful impact on the business. Management navigated COVID-19 extremely well. With live music being down 80%; publishing and performance and synch revenue impacted; merchandizing, of course, a big impact (although they’ve done a good job building the e-commerce business) – the recorded music business was stable.

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Again, the nature of a subscription-based and streaming business. And again, I mentioned that they took some cost actions to help manage the cash flows. And our understanding is that some of those initiatives will persist, and we expect continued margin and enhancement. But when you look at the business, and you look at the valuation we paid for the company, where the multiple paid is based on a COVID-19-affected year.

Here I’m going to pass along to Ryan Israel, a member of the investment team. Ryan take it away on the music industry.

Ryan Israel

[Slides 26-27]

Thanks Bill. As Bill discussed, when you look over the last 20 to 30 years, it’s been a dramatic shift in the industry, and as a result, streaming is now the preponderance of the revenue for Universal as well as for the industry overall. So you can see on the current page, which represents the overall U.S. market, which is also the world’s largest music market and the world’s largest streaming market, streaming is over 70% of the total revenue that the industry generates. If you look over the last three years, streaming has grown at more than 20% annually. And even last year during COVID streaming grew at a mid-teens rate, which is really incredible. And we think likely to continue for the foreseeable future.

[Slide 28]

Despite this growth, what’s interesting to us is, effectively, music is not monetized as high as it was even 20 years ago when the format was not nearly as efficient, and did not offer as much of a consumer value proposition. So what you can see again for the U.S. market is that the average person, or the per-capita, spend on music last year was about $37, which is a significant decline from what people spent in 1999, more than 20 years ago. And, if you inflation-adjust the dollars they spent over 20 years ago to make them current with what that money would buy today, that represents over a 50% decline.

[Slide 29]

One of the reasons that we are excited about music is because it’s such a high-value form of entertainment that costs so little. It’s probably the cheapest form of high-value entertainment that you can find. And we estimate that it costs about 10 cents per listening hour, which is just incredible. When you think about some of the other things that we enjoy doing and how much they cost, even some of the other low-cost forms of entertainment, such as video games, are about five times as expensive or watching your favorite cable TV show could be about eight times as expensive. And we think this provides an opportunity, over time, for music streaming to continue to grow as well as to improve the monetization levels for the foreseeable future.

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[Slide 30]

So, overall, as I think you’ve heard from Bill and as we believe, we think streaming growth over the long-term is likely to remain at a very high level due to a couple of really attractive characteristics.

First, music is unique and has an enormous addressable market. Music really is universal. Everybody listens to music – consumption of music is at an all-time high. And what’s unique about it is people enjoy listening to the same song many, many times. And music is the ideal short-form content to consume. You can use it as a primary activity and have it in the background. And overall it can enable any other activity that you’re doing to be enhanced, and you can do it with every single hour that you’re awake. Some use it while they’re sleeping. But we also think it offers an amazing value proposition. Just about everybody on the planet who has a smartphone today can get a library of 60 million songs on demand with just a little click on their phone or the computer. At the same time, you’re uploading tens of thousands of songs a day, Spotify, that in itself, about 60,000, and there are several other music providers out there that are uploading tens of thousands more.

You can also personalize the music. Artificial intelligence can suggest songs to listen to. There are a lot of curated playlists, and so it’s never been easier to consume music in the way that you want and listen to the songs that you love the most or even songs that you’re going to love that you didn’t know that you were looking for. Overall, it’s incredible value. Today, you can listen to an entire month’s worth of, or most of the songs that have ever been produced for that matter, for the cost of buying less than one CD 20 years ago. And when you compare streaming of music relative to other things that you stream, or other forms of entertainment, it’s an incredible bargain. It’s a little bit less than half the price of Netflix. It’s about a third of the price of digital TV, and it’s a tenth of the price of your basic cable package. So music is an essential form of entertainment, and it’s one of the lowest cost forms of essential entertainment.

[Slide 31]

One of the things that we really like about the industry is that a lot of the most well-capitalized and largest technology companies are investing significant dollars in order to drive the growth of streaming. So everybody knows about Spotify, which you can see is, by far and away, the leader of paid streaming users today. But what’s interesting is some of the largest companies, whether it’s Apple or Amazon or Google, they’re investing very heavily to build their own streaming services because they view music as a really important tool to better cultivate their customers, to be able to sell them other products outside of music. And we think that investment is going to continue to drive the growth of the market and inure to UMG’s benefit over time.

[Slide 32]

Streaming is an incredibly high-quality business. We talked about how it generates a recurring stream of revenue over time. And nothing is a better example of this persistent high growth than the successful performance during COVID last year. But what’s also interesting is how streaming drives enhanced profit margins at the same time. In the old world, before the transformation, in a physical environment, you had to invest heavily in manufacturing and distribution. Today, in a streaming world, those costs no longer exist, which makes it a much higher profit margin. What’s great about the business is Universal is able to take the savings on manufacturing and distribution and invest it by paying artists an even higher royalty rate on streaming than they did previously when they had to distribute music in a physical environment. So artists make more money, but at the same time, those savings on manufacturing more than offset the incremental rates that they pay to artists. So it’s a more profitable model for the record labels as well.

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And then lastly, it’s an improved mix of the high-value back catalog, which are songs that are older than three years. More people listen to the catalog in a streaming world than they did in a physical world, which makes a lot of sense because you’re more likely to listen to a song you heard 30 years ago that you liked when you have 60 million songs at your fingertips, than when you have to go out and buy that record in order to listen to that music. And what’s great about the catalog is it’s a much higher margin business than the current or what they call “frontline music” today (i.e. that’s less than three years old), because a lot of the costs that you incurred for the catalog happened many years ago when you were first creating that music when it was new as well.

[Slide 33]

So, a lot of people today will say, well, what’s the value of a record label. It’s never been easier as Spotify is around. There are a lot of services that help artists to be able to create music and upload rapidly. But the problem is that’s available for every artist now. And so while it is easier to distribute music or to make your own music than it may have been in the past, the problem is every single artist has that advantage. And so you’ve had a proliferation of music by every single artist in the world. How does anybody stand out? And the answer is the record labels have become critical. They still are very important to producing and distributing high-quality music around the globe, but they’re even more critical than they’ve ever been in helping artists breakout and helping established artists continue to maintain their popularity. So if you take it from the new artist perspective, the labels are experts in finding and breaking these new artists.

To some extent, the digital service providers, such as Spotify, make it easier for the labels to be able to spot trending talent and then help bring them in and further be able to break that talent by providing funding, providing marketing dollars, collaborating, and a lot of the relationships in the industry. They’re so important for new artists to break out. As we talked about, there’s really no way that any artist today who doesn’t work with a record label has a real shot at being able to become the next big artist without the record label’s help. At the same time for the established artists, record labels matter more than ever. When you think about what a record label provides: world-class marketing, global operations, which help artists go from wherever their local geography is to all around the world by linking them with consumers from all different places. They really have unrivaled distribution.

And those things matter a lot to maintaining and helping expand the popularity of even established artists in any market. At the same time, the streaming industry has transformed data and analytics. There’s an amazing amount of wealth of information that the record labels have, and own, in a streaming world that it was just not possible for them to receive 20 years ago in a physical world. And they can use that data to help best understand, and be able to share with, artists ways that artists can improve their performance, help them better engage with their customers. And lastly, as I mentioned previously, the royalty rates in the streaming world are much better for the top and established artists, and that provides them additional value when they’re getting the growing stream of revenue off of which they get a royalty plus a higher royalty rate. So we really think that the record labels have an advantaged position in the streaming world for both new artists and established artists.

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June 23, 2021, 9:00 AM EDT

[Slide 34]

One of the things that’s amazing about the industry overall is that the music companies create such high demand content and that consumers need all of that content to be on any streaming service that they sign up for. And so, when you look here at the market share chart, we have the top three music companies, Universal, Sony and Warner, accounting for nearly 70% of all of the streaming that happens. And just three people, three companies, and by far and away, UMG is the market leader and all of the service providers. Think your Spotify, Amazon, Apple, they need all of this content from each of the labels in order to be attractive to their customers. And so that gives the labels a lot of negotiating leverage with the content providers.

[Slide 35]

And that’s one of the reasons that we think when we make an analogy to the video industry. Why music content is much more valuable than video content is, in a streaming environment, the record labels and publishers have much better bargaining power with the content distributors than is the case in video. So for example, in music, each of the providers needs effectively all the music that matters in order to be attractive to their consumers. And that’s not the case in video, the digital service providers really only need a critical mass. You may not, as the consumer, need Spotify and Apple and Amazon to listen to music. But a lot of people who stream probably have a handful of apps, you probably have Netflix, Hulu, and perhaps another service.

In the music world there’s only really three people who produce 70% of the content, whereas, in the video world, there’s an enormous number of people that produce content, and music distributors have very little of their own exclusive content. Whereas in video, think about Netflix, there’s a lot of exclusive content there.

And then in music, the content is effectively evergreen. You can listen to your favorite song hundreds of times, whereas in video, most people only watch something once. And even your favorite show, you probably only watch a handful of times ever again.

And then, as we mentioned before, music is just so complementary – it’s compatible with so many activities and be listened to so frequently. Whereas video generally requires your full attention. And it’s just not something that you can listen to in the background, if easily, during all of your waking hours.

[Slide 36]

At the same time, we think that the streaming world has really lowered the overall risk for record labels. They’re able to use more data in order to improve their decision-making. And at the same time, the upfront costs are lower, which results in lower investment risk. So in terms of the data, the labels are able to have much better artist discovery and enhance the promotion of their existing artists. They utilize the data to better improve the decisions they’re making, as well as using data to figure out which artists are likely to be successful from a manufacturing perspective. And not having to have physical inventory or having large amounts of startup cost for distribution of manufacturing significantly reduces your inventory risk.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

And from an artist perspective, because in the streaming world, people are getting paid off of, and only need to create, individual tracks in order to make money. You don’t need to invest in a full album before you get the feedback from the data and engage the consumer reaction before you produce incremental songs, which is good for both lowering risks for the artists and the record label as well. And then lastly, the data that the labels gain allows them to enhance the value they can provide to an artist at the time of signing or renegotiation of a contract. The label is able to show all of the data very concretely to the artists that the label brings, which is something they couldn’t do prior to the transformation in the physical world. At the same time, a lot of the data that the labels own and get, they’re able to use to help artists better engage with their fans.

[Slide 37]

Overall, what we like about streaming is it’s a growth industry and creating a very attractive situation for the labels, but it also benefits all of the parties who play in the broader music ecosystem. If you think about it from the artist perspective, the artists are able to receive higher royalty rates off of a much larger and faster growing revenue pool in the past. The artist is able to take what was previously a one-time transactional payment—for example, when someone would buy a CD—and convert that into what could potentially be a perpetual earning stream. And lastly, streaming royalties are based on actual listening. And so artists that produce more hit songs that are listened to over and over again, make more money. So it’s more democratic from the artist’s perspective as to how they’re paid.

From the standpoint of the record labels and the publishers, they’re generating a rapidly growing stream of effectively royalties on music. They have enhanced profitability because it’s higher margin, and they’re improving the listening, and ultimately the monetization of the catalog, which is very attractive. And then from the digital service providers and Spotifys and Amazons and Apples of the world, there’s an enormous opportunity of people who, over time, will become subscribers that are not yet subscribers today. And they don’t have to invest in the content in the same way in the video world that Netflix does. And so we think the fact that this system benefits all parties is likely to continue to enhance the growth over time.

[Slide 38]

William A. Ackman

Charles Korn, another partner and member of the investment team. Why don’t you give us a perspective on growth in the industry?

Charles Korn

Sure, thanks Bill. So what you heard from Bill and Ryan is kind of a qualitative overlay on why we think streaming is obviously a fantastic and mutually beneficial monetization model for the industry structure.

We’re going to spend a little bit of time talking about unpacking some of the drivers which have caused streaming to grow at a high rate over the last number of years and give you some perspectives on how we think that’s likely to evolve over the coming decade.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

[Slide 39]

First, just level setting, again, streaming today is roughly $13 billion of revenue. It has compounded at a pretty incredible, almost 40% CAGR over the last five years. It continues to grow in excess of 20% per annum. So, very rapidly. And, as Ryan alluded to, it’s now a healthy majority of the recorded music industry. And so you’re seeing this very positive mix-shift dynamic. Streaming really didn’t exist, as Bill alluded to, before 2011 or 2010, when Spotify founded the industry.

[Slide 40]

When we talk about streaming, we’re really going to break this down into three buckets. We use that term in a broad sense, but we’re going to focus now a little bit on these three kinds of discreet buckets, starting first with paid streaming. Think of you paying $10 a month to listen to Spotify. You have unlimited consumption and it’s an ad-free environment. This is where the majority of streaming revenue sits today. And, importantly, this is basically a revenue-share model where the DSPs, the Spotifys of the world, they share a proportion of their revenue back to the record labels, and the opportunity here really is driving a higher level of growth in the subscriber base, both in developed markets, and, as we’ll talk about, in emerging markets.

The second bucket, which we’ll speak to a little bit later on, is what we call ad-supported streaming. You don’t pay anything. You listen for free. And the monetization model here is the DSPs. They generate ad revenue, and then they share a portion of that ad revenue back to the label, and the opportunity which we’ll talk about there is really to improve the monetization. So there’s a huge delta between the monetization in an ad-supported environment versus a paid environment. And we believe that, over time, there’s an opportunity both to close the gap between individual DSPs (there specifically, YouTube is significantly under-monetized, relative to other DSPs) and then also close the gap between the collective DSPs in the ad-supported ecosystem relative to paid streaming.

And then third, we’re going to talk about this bucket of what we call high growth opportunities. It’s a bit of a catchall, but this basically represents the emerging opportunities that you see in social (Facebook. TikTok for instance), in gaming, and then also in e-fitness, which is a rapidly growing category. Here think of Peloton, for instance. All of these revenue models; they’re highly varied. In certain instances, there may be a revenue share as a percentage of subscription. There might be a revenue share of the percentage of ad, or they may be subject to certain minimum guarantees. But the point is that the labels work collaboratively with the DSPs and with their distribution partners to establish a mutually beneficial revenue model.

[Slide 41]

So first just drilling down a little bit on paid streaming. What we’re going to talk through in a second here is we basically created a global streaming model where we’ve gone country by country. Look at the key drivers of growth over the last five years, project that out over the next 10 years using data from a variety of sources, including MIDiA, which is an industry source that aggregates data up from the DSPs and the labels. And we’re going to contextualize that growth and project it forward. In certain instances, we use 2019 as a baseline, and that’s simply because we didn’t have data yet for 2020. Some of this data is only reported annually.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

[Slide 42]

So first, this page is a little dense, bear with me, but what we’re trying to show here, this is a snapshot of how the paid streaming ecosystem works. And I’ll start in the middle of the page, the DSPs. First again, this is the Spotifys, the Apple Musics of the world. And what they’re really doing is they’re going around the world, and they’re trying to sign up new subscribers. And so they incur the marketing costs and the customer acquisition costs, which Bill alluded to, and they’re focused on adding subscribers. Importantly, the DSPs, they also set retail ARPU, which is average revenue per user. So when Spotify decides to open a new territory in India, it is Spotify’s decision how much they’re going to charge per user in that market. And, as we will allude to, the ARPU varies significantly across different markets because they’re trying to grow and enhance and change consumer behaviors for the mutual benefit of the ecosystem. If you take ARPU and you multiply that by subscribers, that’s your revenue, which is the revenue that the DSPs receive.

And they pay out the majority of that to the recorded music industry. And they also, importantly, directly compensate the publishers, which is a small, but nuanced point because that’s different from how other digital consumption works today. So you have this pool of revenue that goes from the DSPs to the record labels. And then that revenue pool is split among the individual labels themselves. And the way that works is it looks down and looks at individual consumers and sees how many listening hours you have. So if you’re a Taylor Swift fan or you’re a Drake fan, it aggregates all of the listening hours across the entire DSP, and then they allocate that across the individual labels when it determines who gets how much revenue. And then the labels themselves, based on that same formula, push down royalties to the individual artists.

[Slide 43]

So when you think about the prior page, what we’re really going to spend some time talking about is that top bucket, the aggregate revenue that the entire industry enjoys, why that’s growing so rapidly, and some of the variables.

You have two variables on the prior page, our subscriber growth and ARPU. Focusing on subscriber growth, we’re going to break this into a couple of buckets. We’re going to talk about population growth, very importantly, smartphone penetration. So smartphones today continue to be the main method by which people engage with the DSP ecosystem. And so there’s a very good correlation between smartphone penetration and paid streaming, and then we’re going to look at the penetration rate of paid streaming as a function of smartphones. And then lastly, we’ll talk about ARPU.

[Slide 44]

The first is focusing on smartphones for a second. There’s basically 3.4 billion smartphones around the world. And we may have smartphones here and you may have had one for many years, but that’s still growing at a pretty healthy rate. And we’ve called out here that it’s growing in excess of 10% per annum. And there’s a couple of variables that are driving that. You have increased adoption of 4G and LTE networks in emerging markets around the world. You have falling consumer electronic prices (consumer electronics are typically deflationary). And so you have broader access to consumer electronics over time. And then, last, you have rising incomes and emerging markets. So you have a healthy growth rate in the smartphone base globally.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

[Slide 45]

And when you look at that as a penetration rate on a population basis, that’s still only roughly 44% today. And that’s been increasing at roughly a five point increase per annum over time. So the backdrop here is smartphones continue to grow at a healthy rate, which is the on-ramp to the DSP ecosystem as well.

[Slide 46]

And when we drill down on that 44%, what you’ll see is here as developed markets, not surprisingly perhaps, have much higher penetration of smartphones relative to China and other emerging markets. And what we’ve done is we’ve built a projection into 2030, and we believe that over time, you’ll see a rising penetration in developed markets, but more substantially, a very significant rising penetration in China and other emerging markets over time, such that in excess of 60% of the global population, we believe, will have a smartphone by 2030.

[Slide 47]

So now we start to talk about streaming penetration. Today, roughly 11% of smartphone users are paying for a streaming subscription service. That’s more than doubled over the last five years. And you can see on the left here, that’s only 5% in 2015, and that continues to increase approximately two points per annum. So you’re driving much higher penetration into the smartphone installed base over time.

[Slide 48]

Now, if we drill down on the 11%, what you really need to understand here is that much higher penetration rate, roughly 34% in developed markets, but still fairly nascent in China and other emerging markets. And so we see a huge opportunity in those markets over time.

[Slide 49]

If we carry forward the 34% from the prior page, we can break that down even a little bit further. So first drilling down to the U.S. The U.S. has roughly 41% penetration today, which compares quite favorably to the Nordic regions. As Bill alluded to earlier, the Nordics are the furthest along in the penetration curve. It’s the birthplace of Spotify and streaming and the U.S. compares favorably, but there’s a huge gap between the U.S. and other developed markets, which include mature music markets, like Japan, Germany, France, South Korea, Canada, et cetera. And so over time we would expect that other developed markets will increase their penetration rates to more closely approximate the U.S. and the Nordic regions.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

[Slide 50]

We’re now just focusing on the U.S. which is the 41% from the prior page. Although the U.S. is comparatively a more penetrated market, what you see here is, it’s still growing very rapidly. You’ve had more than 3x adoption over the past five years, and it continues to grow at 400 to 500 basis points per annum. So, notwithstanding the fact that it’s comparatively more penetrated, it still has an enormous amount of growth even coming out of what we’d consider to be more developed markets like the U S.

[Slide 51]

Transitioning to emerging markets, and focusing here specifically on China, China is only at 6% penetration of smartphones. So growing very rapidly, 6x adoption, but really mid-single digits, just leaving a huge opportunity. And we believe that over time, there’ll be hundreds of millions of incremental subscribers into paid streaming coming from China.

[Slide 52]

And we talk a little bit more about China. Tencent is really the largest driver of that. So today Tencent is the major DSP in China. They have roughly 80% market share. Obviously they’re a strategic partner to Universal. They own 20% of the business and they have in excess of 600 million monthly average users. And what they’re focused on is increasing what they call their paying ratio (how many of their monthly users are paying for a paid subscription service). And it increased, as you can see at the bottom of this chart here, from 2% in 2016 to 9% today, and they’re going to continue to drive that higher. We anticipate over time, you’ll just continue to see more and more users from the likes of Tencent enter the marketplace.

[Slide 53]

And so when we pulled this together, that 11% penetration rate from the earlier page, again, that’s roughly a 34% penetration rate in developed markets, but again, it’s higher in the U.S. still leaving a huge amount of opportunity in markets like Japan and Germany and France, and it’s still fairly nascent in emerging markets. In our model that we built, over time we trended out penetration curves across all of these individual countries and created projections of what this might look like for the next decade. And we anticipate over time, you’ll see significant growth in developed markets, as you continue to drive higher penetration in comparatively mature markets, and then a catch-up in China and emerging markets. And so we get to 30% penetration of the smartphone installed base by 2030, and that translates into an enormous amount of growth.

[Slide 54]

Pulling that together from the prior page, the current ending base of global paid subscribers as of 2019 was 365 million. And we see a line of sight to in excess of 1.5 billion subscribers by 2030, which is a 14% compounded CAGR. Obviously, we anticipate that will grow faster in the first five years than in the back five years of this projection period. In the first five years, we anticipate more growth coming from developed markets in China, and in the back five years, more from emerging markets like India, Brazil, Colombia, Poland, et cetera, which are still very, very nascent markets today.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

[Slide 55]

Now, importantly, we need to talk about ARPU here because as this chart shows you, there’s significantly different monetization in a subscriber from one market to the next. So unlike, perhaps, video streaming, which has a tighter ARPU consistency around the world. ARPU here is established, as we mentioned, by the DSPs. And so they make a determination when they enter a new market, they’re trying to change consumer behaviors. They want to increase subscribers. They’ve determined the price point they enter that market at. And so as the market shifts to becoming a more international business, you have this kind of negative mix-shift dynamic, where users in emerging markets have lower relative monetization than in developed markets. And that’s an important consideration that we’ve taken into account as we project out the business.

[Slide 56]

And so on 56, what we’ve shown here is we believe in individual markets like France, Germany, UK, the U.S., DSPs over time, will take price increases. And we’re already starting to see that in the Nordic regions—it’s been discussed in the U.S.—but in aggregate, when you offset the positive like-for-like country-specific price increases overlaid with the international and globalization of the business, those like-for-like price increases will largely be negated in our estimate by the mix-shift dynamics into emerging markets. And so, on balance, we think that the global ARPU at a high level will be roughly flat over the next decade. So the way to really think about the paid streaming growth opportunity then, under our framework, is essentially just mid-teens subscriber growth CAGR, effectively the growth rate for paid streaming. And again, that’s a higher level of growth in the first five years, and then comparatively slower, but still double-digit-type growth in the back five years of our projection forecast period.

[Slide 57]

Now I’ll turn it over to Feroz, who is going to discuss the ad-supported streaming business model.

Feroz Qayyum

Thanks Charles. So the second major bucket I want to talk about is the ad-supported revenue stream, and this makes up revenues from services like YouTube, VEVO and DSPs that have ad revenue supported models here, so things like Spotify. And the revenue model here is really a percentage of the ad revenue generated. This only represents about 20% of the industry revenues today, but it’s growing at a faster rate than paid streaming.

[Slide 58]

So if you look here, Charles laid out the paid streaming subscribers, 365 million ending in 2019. The vast majority of people that could stream music online, do it through these three platforms. As you can see the top three, YouTube, Tencent Music, and Spotify alone, represented almost 3 billion users. And that’s 7x more than the paid streaming subscribers. The addressable market for ad-supported streaming is really anyone with a smartphone or internet access. And so as internet penetration and smartphone penetration increase, there is no reason why that 3 billion number, already a very large number, can’t be every single person on the planet.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

[Slide 59]

When you look at it from an average-revenue-per-user perspective, this means that the industry is really only generating about 10 cents per user per month. That compared to the $2.26 number that we discussed earlier on the paid streaming side, which is 22x more now, obviously a large portion of the people that consume music through this way do so in a developing world. But we believe there’s a massive opportunity for this 10 cents per user per month to increase materially, both as wages grow, but also as ads become better targeted in these geographies.

[Slide 60]

So as we previously laid out, the U.S. is actually the largest music market, and about half the listening hours occur on radio. Interestingly, it’s the only major country where recording artists or record labels don’t make any money from the song being played on the radio. When a song is played, the songwriter and the publisher get paid, but the recording artists and the artists who actually sang the song do not. And this arrangement is really the result of a long argument made by radio broadcasters, that recording labels and recording artists get a lot of free promotion on the radio.

We think there’s a substantial opportunity for continuing to share shift away from radio to other monetization channels for things like ad-supported streaming. So instead of getting in your car and listening to radio, you can just listen to the free tier of Spotify for free in your car. And as ad-supported streaming becomes a larger stream, it’ll attract more advertisers which will in turn, make them better ads, and that’ll help drive music industry revenues as well.

And so if you think about the adoption of connected cars and other smart devices, that will also help increase the penetration of ad-supported streaming as again, you can log in to Spotify and your car as opposed to turning on the radio and while the arrangement currently is the way it is, there is certainly a likely change possible. And there has been discussion in Congress for potential political change that would get record labels paid from radio.

[Slide 61]

Turning our focus to the third and last bucket. There are a number of additional high-growth opportunities available that either don’t pay very much to record labels today, or pay very little or don’t pay at all. The revenue models here really vary from minimum contracts to per-user pricing or a percent of what they charge the consumer. And the key to future growth here will be unlocking new revenue streams.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

[Slide 62]

And so the best examples today are social media, digital fitness, and gaming. And as you can see, these are very large markets by themselves. And we really think that music is foundational to each of these sort of high-growth consumer platforms, each of these categories and the job that UMG and the other record labels have is to try and expand their addressable market by monetizing their content to a new format or listening on occasions through these opportunities.

[Slide 63]

Social media is very interesting because it, and music have a very symbiotic relationship. First, music is very foundational to what social media actually is. In surveys, 90% of people admit that they partake in music-related activities on social media. This includes things like lip syncing, videos, dance routines, or reaction videos. On the other hand, social media is also very helpful to the music industry because it provides just another platform for artists to engage, for fans to discover. And for labels to actually monetize music. So for example, artists can directly engage with fans through live streams or through social media platforms, by posting photos and videos. Social media platforms also serve as the way for fans to go out and discover new music and new artists. And especially during COVID, they actually unlocked many new ways of conducting commerce. So artists held live streams on, for example, on Instagram, you can pay an artist directly, and artists actually launched personalized merch stores on these social media platforms as well. And to the left, you see some of UMG’s key partnerships. Of note, UMG itself was one of the first to partner with social media companies, starting with Facebook, several years ago.

Similarly, music is also a key part of the digital fitness offering, and UMG has partnerships with key services, like Peloton, Equinox plus, and Soul Cycle. These services are using music to innovate their offerings by offering synchronization workouts or artist- or genre-based classes. And if you look at examples like Peloton, look at what it allows them to do, it allows the instructor to control the tempo of a class, provide signals to the participants to encourage effort and really it allows them to create true stickiness in these platforms.

[Slide 65]

And then when it comes to gaming, music has always been a key component for storytelling. However, next-gen games are using music to provide another monetization venue. So we’ve seen live concerts with global audiences conducted inside games. One of the more famous examples being Travis Scott, who held a concert inside Fortnite. And then games also allow additional monetization opportunities to sell songs, badges, skins, and other things that fans can buy. And again, if you can see the left-hand side, UMG is really at the forefront of this and has a pretty robust partnership with big gamers like Epic Games and Riot Games.

[Slide 66]

When looking at other technological innovations, another development that really excites us is the advent of NFTs. And we think this is really creating new opportunities for the industry to monetize music. Fundamental to the business is that collectibles are a large market, and in a world where everything is now based on access and streaming, and there’s still a yearning for a way to actually own something, whether that’s art, songs or merchandise. And we actually think music is the ideal art form for utilizing NFTs. Number one, musicians happen to be the most popular celebrities. So, if you look at social media accounts, they represent the most followed people. Number two, music actually offers a lot of ways to monetize. So you could sell many different things as NFTs. It could be a song, a digital album, art, merchandise, or a ticket. Imagine a world where a musician can make a cut every time a concert ticket to their concert is sold.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

And then lastly, music itself is a very rich catalog of IP, and artists are obviously continually making new IP every single day. So all in all, we think NFTs have the potential to transform the music industry and create new monetization opportunities for both artists, as well as labels.

[Slide 67]

Putting it all together, as we’ve laid out, the way to think about the streaming market is really three buckets: paid streaming, ad-supported, and the additional high-growth opportunities.

With paid streaming, we think there’s a multi-decade runway for subscriber growth, and we think that can grow at a low-to-mid teens growth rate. We think ARPU in our base case is most likely to be flat. And interestingly in scenarios where subscribers grow faster, particularly in emerging markets, ARPU could actually be a headwind. So, all in all, we think the paid streaming market as a whole also grows in the low-to-mid-teens growth rate over the next 10 years.

Ad-supported streaming is obviously much smaller today, but it’s growing much faster. And then additional high-growth opportunities to grow even faster as the music industry is able to monetize new formats. So in totality, we think it’s possible for the entire streaming market revenue to grow in the mid-to-high-teens growth rate.

[Slide 68]

And so this factor also has a pretty big impact on the mix of industry revenues over time. So today streaming represents about two-thirds of the industry revenues. If it continues to grow at a mid-teens growth rate, it’ll represent about 90% of recorded music revenues by 2030. And that is excluding any opportunities from NFTs or from other new revolutionary technological developments. And remember because streaming is a higher-margin business, it represents an even greater proportion of the industry profits, but the business shift from physical to streaming—the greater predictability, the faster growth, the higher margin—that should all lead to a much higher valuation for the company. And so with that, let me turn it back to Bill to wrap things up.

[Slide 69]

William A. Ackman

Thank you Feroz. So I think you’ve heard from us that we think this is an incredible industry, the music industry, and again, the best analogy we can make here is to what’s happened to the software industry. And some of the most highly valued companies in the world are software companies, but here the market size is much larger than for any kind of software company. It’s the entire world. It’s a very similar recurring revenue stream, almost no capital to grow, the opportunity to leverage a significant fixed cost base. And I don’t really know of a software company that has this dominant market position as Universal does. And what’s interesting is you don’t need to go hire a ton of software developers. Everyone wants to be a rock star. And there are a lot of entrepreneurs working really hard, pitching Universal, and hoping that Universal will back them in their careers. And they want Universal because Universal has had better success than anyone else in making you a star.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

Best company in the industry. Best management team in the industry. Largest scale in the industry, and interestingly, Universal has had the benefit of being owned by Vivendi, had the benefit of a strong balance sheet. It was not an LBO and you got to give a lot of credit to Len Blavatnik and what he’s achieved, and his management team has achieved, with Warner Music Group, and that was a leverage buyout. It was a business, very much focused on generating cash to pay debts. Universal by virtue of its very strong balance sheet and strong parent has been able to invest for growth, and to invest for long-term growth, to establish beachheads in markets around the world. And they really built a global platform, and what artists want more than anything else is global recognition. And no one else can give you the global recognition that Universal can. I’ve commented again and again about the management team. It’s a tremendous team and it goes well beyond Lucian’s iconic leadership. Interestingly, it’s going to emerge at approximately the last week in September as the only uncontrolled pure-play music streaming content and company in the world. What’s it worth?

[Slide 70]

So why don’t I just actually pause, for a moment, and before we get to a comparison to comparables, what’s fascinating to me—if you came to me and said, what would you pay to own a third of the world’s music content and an engine or a platform to identify the best artists in the world, where you can keep taking more and more market share over time? What is that business, how would that compare with, you know, Disney, which is one of the world’s great companies? Which would you rather own? What would it be worth in my mind? It seems to me it should be worth something similar. Just, just back of the envelope—well, Disney doesn’t own all the world’s content, but it’s a very, very important player in video content. Well, Universal, the price we paid is one-eighth the price, the current market cap, of Disney.

Now music plays an incredibly important role in the tech ecosystem. Just interesting benchmarks. The price we’re paying for Universal is 1/40th the price and market cap of Google. If you look at the S&P 500, and you said that Universal was on the list, I am very confident that in 25 years, 50 years, 100 years, Universal will be on that list. And will be very high up on that list of great companies. I’m less confident about Oracle, no disrespect to Oracle. We’re paying one-fifth the market cap of Oracle, one-seventh the market cap of Adobe. This is an incredibly iconic, super durable business that you can predict with a very high degree of confidence is going to exist. It’s hard to think about the demand for a specific kind of software, but I can be very confident, we all can, that there will be demand for music over time.

[Slide 71]

There’s only one public comp. And in fact, we think because the memory of the music business is—people thought of this as not particularly good business the last time there were a number of music companies that were public. And the fact that the industry was in decline for such a significant period of time has led to a lack of recognition for the one public comp out there. We actually have a lot of respect for Warner Music Group and a lot of respect for what the management team’s accomplished with that business and the market assigns it, based on analyst estimates of 2021, it’s trading at 23 times EBITA, the metric that we are using, EBIT adding back some the amortization. The price we paid for Universal is 22 times. We think Warner is a meaningfully undervalued company, but we also think that UMG is a much more valuable company than Warner.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

Number one, it’s the undisputed market leader. It represents the best artists, and therefore most of the best aspiring artists to keep their, want to partner with UMG. It has got the best management team. It’s got the best brands, and has the best catalog. It has tremendous scale. It’s got a global market presence and has been investing for the long-term for a very long period of time. Warner is controlled by Access Industries. Access Industries has super-voting stock. The public shareholders really do not have a say in how the company is governed. UMG is going to become an independent public company with an independent board directors by the end of the third quarter, when Vivendi will distribute the stock to its stockholders. It’s the only uncontrolled company. And we think the fact that we’ve been able to do a transaction at a turn less multiple for a business of this quality, we think is interesting.

[Slide 72]

On scale: twice the revenues, twice the market share, 32% versus 16%, more than twice the publishing market share, almost three times the number of markets covered around the world, achieved with less than 1.7 times the number of employees, and again, tremendous presence in terms of the best artists in the world, 10 out of 10 at Universal. 0 out of 10 at Warner. And again, we think Warner’s done a great job.

[Slide 73]

That investment in the future has led to an outstanding growth trajectory over the last four years, and compound annual revenue growth of about 10%. And that’s inclusive of COVID where Universal only generated 5% revenue growth, about almost double the revenue trajectory in recent years, and about 50% higher revenues over the last four-year period. But that gap is accelerating in the last two years versus Warner Music Group.

[Slide 74]

That of course also is reflected in the profitability of the business. 21% compounded growth since 2017 versus 11% for Warner, almost twice the growth rates. Our purchase price is at a discount to Warner, and we’re buying a business that has twice the historic growth.

[Slide 75]

Interestingly, despite Universal’s dominance and scale, its operating margins are only a couple hundred basis points higher. They almost have the same operating margins. What this tells you is that Warner has been managed more to optimize margins and cash flow, and Universal has been run to maximize the value of the business over the very long-term, and the company has made enormous investments and continued to make those investments during challenging periods of time. And that vision has—Lucian Grainge, who has helped drive the enduring long-term value of this company with, again the benefit of a strong parent in Vivendi, who were prepared to support that growth.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

[Slide 76]

Interesting to compare. It’s hard to find another comparable, if you will, to Universal beyond Warner. And of course you got to look at Spotify, but Spotify is a distributor, think a cable company versus Disney. Universal is to Disney as Comcast is to Spotify, if Comcast really didn’t own any, any sort of content. Spotify is a great company. It’s got great management, probably I’d give it enormous credit for helping save an industry, but it’s not in the same market position with Universal and Netflix. Spotify owns very little content. They’re building a podcast business, which I think is a smart strategic move. But again, still the vast majority of its revenues are coming from, or entirely coming from, the distribution business. They all have the decades of growth. They all have, we think, tremendous pricing power. Netflix has started to exercise some of that pricing power by raising subscription costs. Spotify, Apple, Google, et cetera, are in a land grab if you will.

And that’s really a longer term approach to generating more intrinsic value. Amazon always focused on low prices and making the customers happy. That’s really the approach that Spotify, Apple, Google, and so on have taken. Incremental margins, the cost to serve the incremental IP, to Netflix is effectively zero. So the margins, the incremental margins are very, very high, the royalties they pay to artists. Spotify is a pretty capital-light business like Universal. Netflix, as we know, makes enormous, enormous investments in developing content. The problem, however, with the content that Netflix develops—and again, I’m a Fauda fan, but I’m only going to watch it once and, great music you listen to forever, and it retains its value over time. Whereas I don’t think people are going to go back and watch shows of many, many years ago. They’re not going to watch many of them. So, all check marks on Universal in terms of durability, the irreplaceability, decades of growth, pricing power, incremental margins in a capital-light business model with enduring content that grows in value over time. And in fact, it’s not only growing in value, we’re rediscovering the value of catalog content.

[Slide 77]

Valuation is interesting. We compare each of these companies on a multiple of operating profit. Again, our purchase price is 22x operating income. Spotify is not a profitable business so we can’t make the comparison. There is no meaningful comparison there. Netflix almost double the multiple. Our business, Universal, higher, almost 900 basis points higher gross margins than Netflix, much higher margin business, of course; and Spotify, similar operating margins to Netflix. Netflix is growing faster than Universal, but we think, again, twice the multiple, and one with capital intensity and the lack of durable content. It’s close call, which I would rather – I think I could make a very good justification for Universal trading at a much higher multiple, approaching the multiple of Netflix.

[Slide 78-79]

The other thing that’s interesting is the comparisons we’re making. We’re not comparing the valuations here at peak levels. Spotify stock is down almost 20% since the beginning of the year, and Netflix and Warner down 6% or 8%. So the multiple comparisons are not based on peak multiples, and are far from the highs in terms of the valuations of the comparables we’re using.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

[Slide 80]

What we’ve done here is we’ve described our effective cost per PSTH share for Universal. So the, you think of the $20 in cash that’s held by Pershing Square Tontine, we’re spending almost $14 of that to buy Universal stock. If we look at, if we say that the price we are paying, is that Universal deserves a 20% higher multiple, a 30% higher multiple, a 40% higher multiple, in terms of valuation, than Warner, and again, in light of the relative competitive advantages and scale and other management, other issues, I would argue certainly toward the high end of this chart, you get to the higher end of this range. You get the $14 we’re investing is worth about the current NAV, cash NAV of our company. Interesting point of view.

[Slide 81]

We take a look at analyst estimates. We’ve adjusted the enterprise value price that we’re paying to make them comparable to how analysts are looking at enterprise value. We feature JP Morgan, happens to be the highest valuation. We happen to think that the JP Morgan analyst, Daniel Kerven, JP Morgan Cazenove, is the best analyst in the space. I encourage you to read, he wrote a, a four- or five-part series on Vivendi slash Universal in the music business. It’s an incredible primer on the business. I learned more from reading and rereading that report than almost any other piece of research, including various books I read on the industry. So I think it’s a very, very, good read, but we can see from the page as the average valuation, and again, some of these analysts have not updated their valuations, for this business, we’re paying a meaningful discount to the average analyst investment, and the JP Morgan estimate is about a 50% premium on an enterprise-value basis to the price that we negotiated.

[Slide 82]

If you take these same numbers and you make them on a per-PSTH-share basis, the average is about $15.44, with JP Morgan we’re going to get at the high end at $20.20. And some other analysts are approaching that number recently.

[Slide 83]

The most recent number we have from analysts is an upgrade from JP Morgan on valuation. Explaining the logic here: they say –

Warner Music Group “itself trades at a 20% discount to JP Morgan’s price target. We would argue that UMG should trade at a 20% premium . . . to reflect that UMG has greater scale, higher margins, better track record, best-in-class management and superior corporate governance—UMG will have an independent board and one share class, whereas Warner has two share classes, which gives the controlling shareholder 90% of the vote.”

[Slide 84]

And we couldn’t agree more. B of A, again, similar –

“We maintain our valuation . . . at a 35% premium to WMG justified by its larger scale and sounder balance sheet.”

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

Morgan Stanley – the benefit of scale, they argue, should get the company a significant valuation –

“Taking a step back, we would also highlight that the music industry as a whole looks undervalued relative to the streaming platforms . . . we argue that a reevaluation of the music industry’s aggregate value looks justified – and that, if this happens over the coming years, it could mean higher valuations for both Universal and Warner.”

And one of the issues here is that Universal has been a subsidiary of a French conglomerate. It does not really have true dedicated coverage in the U.S. And we think that has caused many people to skip over understanding this industry. It’s still very early days in terms of investors and analysts understanding the business, okay.

[Slide 85]

We are going to go to Q&A, and we are going to answer questions on Universal.

We took questions that we received. We also trolled Reddit and took questions from Reddit. And by the way, there’s some excellent analysts on Reddit. So for all of you who don’t follow Reddit, I started following Reddit. There’s a community of people that are studying this company.

[Slide 86]

And we’re going to answer the questions that are most commonly asked and the most common—we probably got hundreds of this question—which is that, so Universal is going to become public. The company is going to file a registration statement with the Amsterdam equivalent of the SEC at sometime, probably in August, at which point, once that registration statement has been approved by the regulator, Vivendi will make a 60% dividend of Universal stock or distribute 60% of Universal stock in a dividend to, a taxable dividend, to Vivendi shareholders and the shares will initially trade on Euronext Amsterdam.

At the same time as the distribution, UMG is going to have a duly constituted independent board of directors, the independent board is probably going to appear. There are many, many U.S. investors that either don’t have the ability to hold a Euronext-listed company, or would vastly prefer to own a business that is listed on the New York Stock Exchange or NASDAQ in this market. And the opportunity.

The question we got was how about a secondary listing? How about a sponsored ADR? And the answer is there are no legal or regulatory restrictions that would preclude a dual listing. In fact, I’ve spoken to the New York Stock Exchange at length. They would love to have Universal listed on the exchange. They are going to pre-clear Universal once they see the prospectus for Universal filed in Amsterdam, and then it would be up to the new board of the company. If the new board thinks it’s in the best interest of the shareholders for there to be a dual listing, a listing on the exchange could happen within a matter of weeks.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

If you remember with respect to how this transaction works, we’re buying our stake in Universal. We’re going to close after the Redemption Tender Offer sometime in the sort of mid-August or mid-to-late August timeframe. We’re going to hold on to those shares. We’re not going to distribute them to shareholders until such time as we file a registration statement in the U.S. in October with the SEC. And when that registration statement’s approved, and then the distribution would take place around mid-to-later, Thanksgiving-ish timeframe. So that gives the new board, if this is an issue that new board takes up between the time of September 27th and that distribution date to seek a listing on one of the Nasdaq or the New York Stock Exchange. And then I think we’d have a lot of very happy shareholders, but again, it’s up to the new board.

[Slide 87]

Let’s go to other questions on Universal. Tony Asnes, my partner who heads up our investor relations team, has collated questions.

Tony Asnes

So a number of the questions have been covered in the presentation, but let’s jump into the others first. What is the discrepancy between the €33 billion purchase price in the transaction overview presentation and the €35 billion valuation in the press release?

William A. Ackman

Sure. So 35 billion is an enterprise value calculation, 33 billion is an equity value calculation. The 35 billion reflects the equity value adding back the net debt of the company and adding back a valuation for some of the investment assets of the company. It’s the way that the company presented the Tencent transactions, so it’s consistent with the Tencent valuation. The way we think about the business—today, we’re paying 33 billion euros for Universal Music Group. And we’re getting, if you will, the investments, Spotify, Tencent entertainment and a couple of private investments, if you will, for free. They’re not reflected in the €33 billion that we’re paying for the operating business of Universal.

Tony Asnes

Great, thank you. Next question – how much gross slash net debt will UMG immediately hold following the transaction? And do you anticipate adding leverage in the coming years?

William A. Ackman

It’s not our decision to “add leverage” to the company. They’ll have about $2 billion of net debt. That’s just cash, net of debt and pension liabilities. When it becomes public in September – the business is enormously free-cash-flow generative – the company anticipates, I believe… the board, it is up to the new board, but I expect they’ll pay dividends – but they’ll have a lot of free cash flow to deploy. One of the dynamics I think is worth pointing out is, again, Lucian Grainge has done a remarkable job with his team building this company. I give Vivendi enormous credit for their oversight of the business and really giving the team a lot of free reign to build a great company.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

But I still think the normal spinoff dynamics apply here. This company will become an independent public company. It’s going to have an independent board. There is no equity compensation at Universal. One of the interesting facts – I don’t remember the last time I saw a company become public and there are no options outstanding. There are no warrants from our transaction. There are no employee stock options. There’s no equity compensation burdening the income statement, if you will, of the company. So it’s a pure common stock capital structure. But once the new board is seated in the next calendar year, the new board could decide to give equity incentives to management in lieu of some of the cash bonus compensation. By the way, the management team here is very well compensated, but entirely in cash. And my experience in life is that incentives drive all human behavior. Creating a pool of equity incentives – having a standalone business that doesn’t have to pay very large dividends to its parent will give the company a lot of flexibility to make investments that will increase the value of the business, beyond the investments they’ve been able to make before. You’ve seen some significant catalog-type assets come up for sale, Universal has participated in a number of them, but there could be many initiatives. There are some early stage venture opportunities in music where Warner has, I think done quite a good job, identifying some of those opportunities. Universal has as well, but I think there’s lots of opportunities that will be created by virtue of this becoming a public company with equity compensation. I expect the company to maintain a very strong balance sheet going forward, to stay an investment grade company.

Tony Asnes

Great. Thank you. Next question – how has the nature of UMG’s contracts with artists evolved over the past few years and what is the outlook for UMG’s relative bargaining power?

William A. Ackman

Sure. Maybe Ryan, you want to take that?

Ryan Israel

Sure. So we think UMG is in a very strong position with the artists and with its artist community. What’s happened over time, naturally, as we talked about in the presentation, is artists today are making more money than they have in the past for two reasons. One is that the industry has returned to growth and so the revenue pool for the artist is getting larger. And second, the artists are earning higher royalties in a streaming world than they were in a physical world because they’re able to invest the savings in the manufacturing and distribution that they don’t have to make anymore. And they’re able to still pay the artists more while they’re able to make more money for themselves at the same time. And so we think that’s created a very happy balance. One of the structural advantages of the industry and of UMG in particular is, if artists want record label representation – and we believe that they always have, and they always will, and even more so in a streaming environment – there’s only three places to get it. It’s UMG, Sony and WMG, Warner Music Group. And because UMG is a leader because it represents 10 out of the top 10 artists, we believe that creates a very strong network effect where artists are wanting and going to want to go to the biggest record label where the most successful artists go. So we think the dynamic is that they can, and they have, paid more, and there are only a handful of competitors, and that UMG is the best place to be for an artist – that is something that’s going to continue to attract artists. We think there’s a healthy balance of power there, but we think it’s really a mutually beneficial ecosystem. And we expect that to continue to be the case.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

Tony Asnes

Moving to the other side and facing downstream, how do you view UMG’s pricing power?

William A. Ackman

So what’s interesting about the changing dynamic of the industry is it used to be that the record companies could set a price for a CD or record. Today, the price setting is actually happening at the DSP level. So it’s really out of Universal’s control, as it is the price that Spotify or Apple charges for a subscription. And again, the agenda on the part of the DSPs is really a land grab, although you have seen Spotify starting to raise prices in various market. As they raise price, Universal owns a royalty on that price and that drives revenues for the company.

Ryan Israel

And if I could add one thing, the second part of that – which is the royalty that is effectively being paid by the distributors, such as a Spotify to a UMG – when we analyze the competitive set, one of the things that we’re excited by is, again, three labels, accounting for 70% of the overall streams. Every DSP – Spotify, Amazon, Apple – really needs all of those labels, and needs all of the music they create, because consumers demand it.

That creates a pretty favorable dynamic when there are 400 music services around the world, and there’s probably a half dozen that are very large, that matter. And what’s particularly unique about this industry is that Spotify is in it, obviously, to make money on music and music alone, and they distribute it.

But when you think about some of these players, such as an Amazon who primarily sells retail products to its consumers and offers music as a supplement on Prime and have a separate tier.

We think about Apple who’s really trying to get people hooked on music on their platform so they can sell more iPhones.

You have a number of the large service providers who effectively are trying to get consumers hooked on music on their platforms so that they can do other business activities that they generate profits from. And we liked that dynamic because it thinks it’s very attractive to be a record label selling into that because it’s hard for a distributor to hold you up on price.

For example, when other distributors are desperate for your content and have other ways they can make money, even if they pay you a higher royalty rates, we think those dynamics (for the royalty that Universal earns from its distributors) are also very strong.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

William A. Ackman

Another thing I’ve mentioned is that you’ve got a bunch of very well-capitalized companies that are prepared to invest enormous amounts of money, making their devices higher quality, improving the quality of the music that they generate, the functionality, the features – this is all on someone else’s nickel, but all of that activity increases demand for the asset that we own, which is the IP. So it’s a very powerful dynamic.

I would say on the negative side, the Amazons of the world are including music as a component of Amazon Prime. The way that the music portion of that gets allocated is sort of an interesting and complicated question. When Apple owns 100% of one part of the business, but not 100% of the music part of the business, I think that does create some dynamics in terms of keeping somewhat of a lid on pricing, certainly in the intermediate term.

Tony Asnes

Do you foresee UMG paying a dividend?

William A. Ackman

Again, it’s the decision of the board, but I expect the company will pay a dividend.

Tony Asnes

You touched on these two structural questions. Why will the UMG shares be distributed one or two months after the listing?

William A. Ackman

Sure. So, think of this as a pre-IPO anchor purchase of a stake in the company, then the company has to be registered. It is Vivendi’s company They get to go first. They’re going to register with the Amsterdam regime. Once the regulator approves, and they make the distribution. Then literally within three days – I think they’re supposed to distribute sometime in the third or fourth week of September-October 1st – under our agreement we have the ability to register. It’s actually Universal that will register the shares that we own in the U.S. markets. Once that registration is complete, then we can make a distribution at that time.

Tony Asnes

Next question – what is the tax treatment of the UMG distribution?

William A. Ackman

Sure. So I’ll answer this two ways. One, if you’re a Vivendi shareholder, the distribution is taxable, a 100% taxable in-kind distribution. Depending upon what country you’re in affects how much withholding will take place. It’s as high as 30% in some countries, 15% under a tax treaty between the U.S. and France. So in that case, the Vivendi distribution will be taxable.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

In our case, the distribution will be treated, likely, entirely as a return of capital, unless there are earnings and profits in PSTH, which we don’t expect there to be. The distribution, as long as the market value on the date of distribution is less than your basis in the stock, then it’s considered as a return of capital; it reduces your tax basis in your shares that you retain, and you pay no tax at the time of the distribution.

Tony Asnes

You alluded to this in the first question, but can you confirm that Spotify shares are included in the UMG spinoff?

William A. Ackman

Yes. So, again, we’re not paying for it in the way we give the multiple to EBITA, because Spotify is an investment where they own less than 5% of the company. It doesn’t pay a dividend. There’s nothing in the EBITA or operating income stream where we’re adding or paying for that value. We are getting a Spotify stake, it’s about 4% of Spotify, which is, if you look it up on the screen, that’s a very valuable asset today. They also own a stake in Tencent Music, which is a public company, which you can set a value to.

And then they have some interests in private businesses I’ve mentioned before. Analysts value these interests at anywhere between $2 and $4 billion. If you were to liquidate them all tomorrow, there would be taxes to pay. Universal has said to its artists that if and when they sell the Spotify stake, they’re going to share some of that profit with the artists. You have to think about those offsets, tax. And when one of these investments is sold, what’s the tax on the sale? And what is the artist sharing, for example, on the stake in Spotify? How do you think about those investments? But the way we thought about it, we’re buying the business at 22x EBITA, and we’re getting those investments “for free,” and that’s always a good price.

Tony Asnes

Thank you. Next question – are you factoring in a European trading discount on the UMG shares?

William A. Ackman

You know, Euronext is a very, very, good market. I don’t want to underestimate, you know, some of the greatest companies in the world, Unilever and Ferrari trade on Euronext. And so I think it’s a great market. All that being said, there are many investors around the world and a very large number of our investors that would vastly prefer that Universal also have a listing, a dual listing, here. Good news is, to have a dual listing, you don’t need to produce… your existing financial statements will suffice. We do have to register Universal in the U.S. for a 12-month period of time. But thereafter, there is no obligation to register the shares here. And the company can be a foreign, private issuer with a secondary listing or a Sponsored ADR here.

And I think that would address any risk of a discount. But again, one of the drivers for the board of Universal, I would suspect is the nature of the investor base. And one of the reasons why Vivendi chose us as a counterparty in this transaction is really because of our shareholder list. We’ve got a lot of fantastic, long-term, investors, predominantly U.S. investors.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

And they were doing a distribution to shareholders of Vivendi – not a lot of kind of traditional U.S. shareholders of Vivendi. And this is a way for them to access, give a bunch of U.S. investors, a taste, if you will, of Universal Music. And I believe a lot of our shareholders, of Tontine, will be buyers of Universal. But we’ve heard both from institutions and from retail investors that they would vastly prefer a New York Stock Exchange or NASDAQ listing for the company.

Tony Asnes

The presentation talks about valuation. Do you have anything to add in terms of how you think about the multiple on UMG post-listing?

William A. Ackman

I guess what I would say is, I think it’s one of the greatest businesses in the world, and as much respect as I have for, you know, Daniel Kerven, at J.P. Morgan, I have more aspirational views of the value.

Tony Asnes

What are realistic margin expansion targets? Is gross margin, hitting a ceiling, or is any further growth from OpEx leverage?

William A. Ackman

So what I would say here is really echoing the points made before. This is a company that if you owned one hundred percent of this business and you understood the global opportunity for music, you would invest, invest, invest, invest, to become a local player in markets, all around the world, and again, years and years ago, U.S. music was everything.

But now, in a lot of local markets all over the world, in Africa and Asia and other places, there’s a lot of demand for local talent. And if you don’t have a real presence in these markets, it’s hard to build the relationships. It’s hard to identify top artists, and what Universal has done is made major, major, investments globally. That is reflected in Universal’s markets. If they ran this business for profit, the margins would be vastly larger than what they are. I expect them to march up over time, just the inherent nature of a mix shift to streaming is going to drive margin growth. The leveraging of the existing fixed cost base is going to drive margin, but we’re in this for the long-term. You know, I told management, we want to own this business forever – forever is a long time. So our perspective on investments is, obviously no one likes waste, okay, so we don’t want waste (and we don’t think this company wastes money), but we really, really, believe in optimizing the value of the business over the long-term. And no company in this industry has done a better job at doing that. And so we have a lot of confidence in the team.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

Tony Asnes

Right. So how do you expect UMG to deploy its free cash flow? And do you foresee a capital allocation policy?

William A. Ackman

Again, this is up to the new board. My expectation is there will be some interesting investment opportunities, of course, that will enhance the value of the company. Those could be venture type investments. Those could be catalog additions, rights, acquisition of various rights, but even after all of that, the company will have room to pay a nice dividend. And my suspicion is money left over to buy back shares.

And we think owning more of this company inures for the benefit of the shareholders who don’t sell. So we would be very supportive of that kind of a capital allocation policy.

Tony Asnes

Next question – why did the Vivendi select PSTH as a buyer?

William A. Ackman

I would ask them, but here’s what I would say, a few things. Number one, we thank Jackie Reses for the introduction to Vivendi, very early on. I received contact from Pierre Durand de Bousingen of Hottinguer bank – and I hope I didn’t… my high school French did not cause me to mispronounce his name, but I called him Pierre – and Pierre did a fabulous job representing the company, and getting us up to speed on the business. And he got us hooked really, really, early on with our opportunity to get to know management. And, over time, we became incredibly passionate about the business.

We saw the opportunity. We don’t look at this as a pure financial asset. We think this is ownership of, you know, artistry, right. And yes, I think we’ll make a ton of money for our investors. So I think they recognize our appreciation for the business.

The second thing I would say is we came with a unique collection of shareholders. We have 50-plus family offices around the globe, and this is a global business. We have one of the wealthiest families in Saudi Arabia as a shareholder of Tontine – a valuable entry point, you know, to a market. Or think about markets where maybe it’s more difficult to gain entry, and then just institutions with a reputation for being thoughtful. Long-term investors, you know, investors with a track record for investing in growth companies, T. Rowe Price make your list. And again, investors that would have an appetite for more shares.

When you become a shareholder of a company and you’re an investment manager, you have an obligation to learn more, and when you learn more about this business, you’re going to buy more. And so I think the base of U.S. holders was attractive. And then we paid a fair price. It was a competitive situation. There were other, principally private equity-type, buyers. But I think our unique structure, the fact that we were already a public company, and then Pershing Square itself, we have the benefit of 90% of our capital is in a public vehicle where the employees of the firm are the

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

largest shareholders. And that allows us to make very, very long-term investment decisions. And I would say our only disappointment in this transaction is we didn’t get to buy more. Originally, we were going to buy as much as 17.5% of the company and then 15% of the company. And there were some, ultimately, tax reasons why Vivendi could not sell more than the 10%. And that’s what led to the transaction structure and the size of our investment. But we look forward to owning more of this company over time.

Tony Asnes

Great. Before moving onto questions on the transaction structure, two last questions on UMG. One, is there an activist component to the transaction? And do you expect Pershing to have board representation?

William A. Ackman

Sure. The term activist, I think, means lots of different things to different people. We will be a highly engaged shareholder. We have enormous respect for this management team. We have not really got … we don’t … there’s still openness about the composition of the board. We’ve learned more about the board, but I would say we’ll be an important shareholder.

We will never be afraid to share our ideas with management, but we have enormous confidence in the team here. And we’re going to, one of our jobs we view is helping a management team that’s been used to running a private enterprise deal with the public shareholders, and having us as one of the anchors here I think is going to be helpful to management. So I see no activism, but I see a lot of engagement with the team that we have a lot of respect for.

Tony Asnes

Let’s move on to the questions on the transaction. First one is about the forward purchase agreement. What drove the greater-than-minimum forward purchase agreement, the $1.6 billion?

William A. Ackman

Sure. So as a reminder, we committed a minimum of $1 billion with an option to invest up to additional $2 billion in the ultimate transaction. Once the transaction was structured this way, we could not buy stock and immediately distribute it to shareholders and liquidate the remaining company because it create tax issues for the corporation. We had to have a RemainCo. So the question was how to make RemainCo as desirable as possible, so that RemainCo itself is a valuable asset beyond the value of the cash that it holds. And the answer was lets design the world’s greatest acquisition company. What’s the right amount of capital? We thought a minimum of about $1.5 billion of capital. That also worked for Vivendi.

The only negative to transacting with us is that we were going to register shares and do a distribution, unlike a private equity firm that just buys shares. For a foreign party, that means taking on exposure to the U.S. markets in ways that they didn’t normally have to do. And we said, fine, we’ll indemnify you. You may have risks, fears, liability, relating to our distribution, our Redemption Tender Offers, things like this.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

The good news is that they have no exposure, right? Vivendi is not going to make the Redemption Tender Offer. We will. And by the time that we distribute the shares, Vivendi is not going to be the control shareholder of this company. So we don’t view that Vivendi has any liability. That being said, they wanted a minimum scale for the remaining entity for that indemnity to be a meaningful one.

So I would say those were the two drivers. And we think, lastly, we didn’t mind at all to own more, and make a bigger investment here. Again, we really liked this company and 72 cents of every dollar we invest buys Universal stock.

Tony Asnes

Next question – how many opportunities were reviewed during your search and what library of potentially actionable investments exists for RemainCo and SPARC?

William A. Ackman

Sure. I mean, it’s probably hard to count but I would say things that we did real in-depth work on, I would put in the handful category. But remember we discovered Universal reasonably early in the process. About a hundred days or so – we got our first meeting and it was love at first sight. And as a result of this, kind of dug in, and we really stopped looking at other opportunities at that point in time, because we had found our target. All that being said, there were startup costs, if you will, ramp up costs, associated with describing what Pershing Square Tontine was, introducing ourselves to the venture community, some of whom, many of whom, didn’t know us, the private equity community. Again, we have many relationships, but initially we worked so much on going and talking to companies as we were kind of letting people know what Pershing Square Tontine was, why it was different, who we are, what we’re trying to accomplish, what our criteria are.

And the good news is that ramp up is over – I think everyone knows who we are. We’ve done a transaction with one of the iconic companies of the world. I think our shareholders will be pleased with this transaction. I think Vivendi is pleased with this transaction, and I think that’s one big advertising sign for whatever it is we do next. RemainCo will have a much, much larger universe of opportunities. We did see a number of opportunities that looked interesting, including one, we did a high degree of due diligence on, but it just didn’t make sense to put $5 billion of capital in a company of that size. They couldn’t use the money. Again, the problem is a lot of the great businesses that we get involved with don’t need a lot of capital. So that’s certainly on the list and we’ve reengaged with them.

I’ll talk a little bit, actually in detail about RemainCo, but here’s this one big little advertisement if you’re an investment banker or you own a private business.

So I would say RemainCo. It’s going to be called PSTH, but for this purpose of the presentation, I’ll call it RemainCo, will have $1.6 billion of cash. We’ll have $1.4 billion of cash left on our FPA. So it has $3 billion of instant money. There are no redemption rights because we did our IBC. So if someone needs a billion and a half to three billion and wants to go public tomorrow, call me – (212) 813-3700.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

But the business has to meet our criteria and we make those criteria very clear. We want a business of a quality of a Universal Music Group. And we have some, obviously a lot of, flexibility on how big that business can be. We can do an all-cash transaction. One of the things we’re going to talk about in the more detailed part of the presentation is that we said, look, how do we make RemainCo able to deploy its capital and/or do a merger in the short term. The answer is we’re going to buy Universal stock after the redemption tender. We’re going to stick Universal stock in a trust for the benefit of our shareholders and then RemainCo can immediately do a transaction, and we can start working now. And actually we’ve started working before now on a situation or two that we think would be a good fit for what we’re doing. So we think RemainCo is quite an interesting entity.

And last, but not least, SPARC, which is a private SPAC that we’re going to issue very long-dated warrants on. And it’s what we’re calling an opt-in SPAC, as opposed to opt-out. All SPACs today are opt-out (like Pershing Square Tontine). You put your money up at the time of the IPO and you wait until we do a transaction, and you earn zero during that period of time, because of where interest rates are. And if you’re a manager that benchmarks off the S&P 500, we don’t like losing the opportunity cost of your capital. It’s a pretty unappealing proposition.

We’ve reversed that with SPARC by saying, first of all, thank you for being patient with us at Pershing Square Tontine. We’re going to give you a gift with purchase, which is this warrant on SPARC, and you won’t be able to invest any money in SPARC, or Pershing Square SPARC Holdings, until such time, as we’ve identified a target, done our due diligence, negotiated the deal, voted in favor of the transaction. And then, we announce it, we file a registration statement, a merger proxy with the SEC. The SEC reviews it. We file a final version of that. We give you 20 business days, thereafter, a month, to study it. And that’s when you put up your money. If you don’t like the deal, you sell your interest, your warrant, to someone else. So it’s an opt-in SPAC. It’s a unique structure, but it is, I think, vastly superior. It solves the opportunity cost of capital problem for investors. But, as importantly, it takes away the shot clock from us. I don’t like having the “pressure.” We’re never going to put money to work when we’re under pressure, but I don’t like that people are waiting for us to do something and their money is sitting there. I feel that burden. And so this removes the burden and we’ll wait for the phone to ring. So again, another advertisement. When SPARC is up and running and you’re a banker, and you’ve got a very, very large high-quality company, we’re your first phone call.

And SPARC won’t have shareholder warrants, it will be a pristine capital structure. We’re going to buy, for fair market value of the convertible, the equivalent, something quite similar [to a warrant]. But we are setting this up as a Cayman company. Some of the issues that were in this transaction resulted from the fact we were a U.S. company and we had to structure around it. A Cayman company has a lot more flexibility for both international and U.S. targets. So it’s a more optimized version of Pershing Square Tontine, taking away the pressure to put the money to work. Again, we won’t respond to that pressure, but some people think that pressure inures to their benefit in negotiations and that ends up wasting time for us. And we solve the opportunity cost of capital problem, and we keep the alignment.

Tony Asnes

Will you pursue targets for RemainCo in SPARC simultaneously or sequentially?

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

William A. Ackman

So our focus will be on RemainCo.

On SPARC, we’re going to file the registration statement with the SEC. It’s going to be filed in the next day or two, maybe Monday.

Everything’s sort of finished and that document’s largely done. I haven’t had a chance to review it, but it will be filed. It will take a good, probably six weeks, 30 days for comments, for us to be in a position to file that document, at which point we set a record date and we can issue the so-called SPARC Warrants.

But again, there’s no time issue there. We’re not taking people’s money. Whereas RemainCo, knowing that we have other people’s money sitting there (and we own 28 and one half percent of that company – we have our own cash sitting there) undeployed.

And the interesting opportunity, and actually there is a piece on Bloomberg today, Steve Schwarzman talking about this, and we’re certainly seeing this, is that the high probability of capital gains tax rates changing, possibly in a very material way, is motivating a lot of private business owners who’ve been sitting on the fence. A family-owned business, even some private-equity owned businesses, where they’re focused on the tax rates for their underlying investors, to think about finally selling their company. And this is again, cash is sitting there No redemption rights. It’s public already. We can enter into a definitive agreement, as quickly as it takes us to do due diligence and find a target and we can close in the ordinary course thereafter. In a merger and in an all-cash transaction we can be in a position to close the transaction once the Redemption Tender Offer is completed. So we think that’s a really interesting, opportunistic entity.

Tony Asnes

So you just answered the next question, which is that there are no redemption rights in RemainCo. There’s no… time limit…

William A. Ackman

It’s not a SPAC anymore because it’s cash sitting in a checking account. There’s no inherent time limit, but we don’t want the entity sitting there. And we’re going to find a use for that capital. I’ve learned to be extremely cautious about giving estimated timeframes. On the basis of the progress we were making, seemingly rapid progress with Universal, on a November 19th conference call, only a couple of weeks after our meeting, I said, look, I think there’s a decent chance that we’ll identify a target and be in a position to announce something by the end of the first quarter. And we had a lot of people expecting an announcement. Some people bought options on the basis of that statement. And some, a lot of people, lost money as a result of that. And we really don’t like people speculating with options on Pershing Square Tontine. People are free to do what they want, but we’re going to take the time that a transaction deserves. We’re not going to compromise to get something announced within some period of time.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

Tony Asnes

So that segues perfectly into the next question, which is how often will you update the market on your progress with RemainCo?

William A. Ackman

I think we’ll say nothing until we have a transaction announced, because again, there’s no clock, right? So there’s no pressure. We’re not holding people’s money. So, you know, stick it in a drawer and then we’ll get interesting when we find something to talk about. And by the way, we’re pretty good at keeping stuff confidential, I would say, because we started working with—and I give a lot of credit to all the participants involved in the transaction on the Vivendi side—you know, there are hundreds of people I’m sure that we’re aware of this transaction. I think it’s the first big transaction I’m aware of where there wasn’t a leak in seven months. So what that’s worth, I think we have a lot of discretion here, a small team, you know, with great lawyers and we can, we can make things happen discreetly, which I think is worth a lot today.

Tony Asnes

Last RemainCo question – would you consider purchasing more than 50% of a target?

William A. Ackman

Yes. And actually in the capital gains regime that we’re talking about, where people might want to sell 100% of a business, we could certainly buy 100% of a company. I still think the dynamic—again, Pershing Square Tontine was set up where our shareholders were going to own, at the end of the day, once we did an initial business combination, a minority interest in a company, a minority percentage of the shares outstanding of the company. We didn’t set out to buy a minority interest in the company. We set out to buy 100% of a company which our shareholders, by virtue of issuing stock, would own something less than a majority of the company. And the benefit of that is we expect that we can buy that interest at a better price. And Universal’s a perfect example of that. Vivendi would never have sold 50% or more of Universal at the price they sold us 10%, but they valued the strategic benefits of the transaction with us sufficiently that they’re prepared to have us pay a lower price than they would want for control of the business to sell us a relatively modest interest in the company, and that dynamic inures to the benefit of our holders. Because relatively shortly after we buy our interests, they’re going to distribute out control of the company. The company will become an independent public company and our stake will be valued at that time, based on where a fully distributed company trades in the market.

Tony Asnes

Great. Two more questions on SPARC – first, can you explain how SPARC can arrange a definitive agreement without a definitive amount of cash raised?

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

William A. Ackman

Sure. So everyone should remember that every SPAC, while the money is sitting there, every shareholder has the right to get their money back. So it’s an interesting construct where people go out and raise money to prove to a counterparty that they can raise money, but it’s not real money, right? It’s money that can disappear the moment people decide they don’t like the deal. But if you take a look at Pershing Square Tontine from the day of the IPO up to the present, it has always traded at a premium in some moments, some very substantial premiums. I haven’t checked today, but I think as people come to understand this transaction and the value, it will trade at an even larger premium. So if you can create, if you can do transactions that create shareholder value, the warrants will always trade for real value. And then, just like in a SPAC where everyone can redeem, what matters is what is the counterparty’s confidence that the sponsor can deliver a transaction that their shareholders will like.

We also have the benefit of a minimum forward purchase agreement of a$1 billion and the ability to scale it up to as much as $5 billion. So we can commit a large amount of capital for a certainty. I don’t expect there to be any redemptions in this transaction, nor would I expect there to be any redemptions in the first SPARC transaction. And another little interesting element of SPARC is that our – the expectation we have – is that once we do our first transaction, shareholders will get stock in the newly merged company, and with a positive experience, as I expect we will have, they’ll get a SPARC II warrant. Again, will sit on it, put it in a drawer, until something else interesting comes along. But the issuance of that instrument, plus the deal value, I think, increases the probability that our warrants will always have meaningful value, which will give confidence to a seller that the capital we raise, that all the warrant holders will ultimately exercise. And these will be transferable instruments. So if someone doesn’t like the deal, they’ll sell to someone who does, and that’s what raises the capital for the transaction.

Tony Asnes

Okay.

[Slide 88]

William A. Ackman

Okay, so two hours exactly. And that’s a lot of time, so we’re going to go for a 15-minute intermission. When we come back, we’re going to do a very detailed transaction overview. If you’re not interested in details, you can skip it, but we encourage you to participate if you’d like to. But thank you so much for your attention. And we’ll see you in at 11:15.

[Intermission]

William A. Ackman

Okay we’re live and going to go in-depth on the transaction. After we tried to answer every question we’ve either received or contemplated, we’re still going to have more. I’m sure we’re going to take all those questions and put out a FAQ document that answers all of the questions we received. Send your questions to ir@persq.com.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

[Slide 89]

So when we started, our goal was to do a merger and acquire a great business. Now, the SPACs give you a lot of flexibility in terms of the form of merger that you can do. Just quoting from the prospectus, “a company formed for the purpose of effecting a merger of capital stock exchange, asset acquisition stock purchase,” which is the structure of this transaction, “reorganization or similar business combination with one or more businesses.” So, again, a lot of flexibility. And again, our goal here was not to buy control of a company, but where our ownership, that is, our shareholders’ ownership in the merged company, would generally represent a minority of shares outstanding at the time of the merger.

And the business reason for that is that we believed that we could buy a minority interest at a meaningfully lower valuation than the premium, the control premium, that would be required. And in fact, a vast majority of SPACs end up owning minority interests in companies really to compensate for all of the dilution of a typical SPAC structure.

[Slide 90]

The other thing we said is that we were willing to accept a high degree of situational, legal and/or capital structure complexity in the business combination if we believe that the potential for reward justified this additional complexity, particularly if these issues can be resolved in connection as a result of a combination with us – that basically precisely describes what happened here. We found our target and we found a remarkable business, as you’ve heard over the last two hours, and we said, look, whatever we need to do within the confines of what we’re permitted to do within the confines of the law, that’s what we’re going to do here – and that’s how we structured this transaction, to really accommodate the issues of our transaction partner in Vivendi. And I think I’ll put out a little advertisement – we’re pretty good at this stuff. And so if you’re a counterparty that has got some complex legal, tax, cross-border or other issues, we’re here to solve your problems with RemainCo and someday with SPARC.

[Slide 91]

Okay. So background was our first approach here, of course, was a traditional de-SPAC merger transaction. But within the first week they said, or first few weeks, I don’t remember the exact timeframe. They said, look, unfortunately it doesn’t work here. We’re in the midst of a corporate restructuring. We’re down a certain path, French tax laws, all kinds of other issues. A merger did not work. The only structure that worked was a stock purchase, which is why we have the transaction that we have now.

And again, the value of the opportunity outweighed some complexity and legal and other costs. And I think the important thing to remember, however, is the end state for shareholders is basically precisely what we intended to accomplish when we set up Pershing Square Tontine, which is, we found a target and, at the end of the day, our shareholders will own a direct interest in that target. The shares will trade publicly. Our shareholders will own 10% of the company and that’s precisely what we expected.

Now, they got a lot of important benefits because of the structure of the transaction. Once we realized we were in this form, we had to manage through a number of issues. Among the issues we had to manage through, there really wasn’t a way for us to get the Sponsor Warrants that we bargained for. We paid $65 million for the Sponsor Warrants, and we’re getting zero warrants on Universal. We were entitled, by virtue of the warrant agreement, to own at the end of the day, 5.95% warrants on Universal, but it just didn’t work in the context of the transaction. That was a very significant economic concession that we made. We’re rolling the warrants, if you will, into RemainCo, so people can focus on incentives. You could argue we have more incentive with RemainCo to create value, although again, that doesn’t really affect the way we think. We do what’s in the best interest of shareholders, regardless of our

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June 23, 2021, 9:00 AM EDT

incentives. But I think a good point here to be made to shareholders is, with the exercise of the $1.6 billion of the FPA, we’re purchasing the identical unit, a share plus a ninth of a warrant for each share we purchase in the IPO of the company. We have no promote. There are no fees. No banking fees. No warrants. And so it’s a super clean, perfectly aligned incentive structure. And that’s a great outcome for investors.

[Slide 92]

A lot of questions. And we put out obviously some transaction structure information, and a detailed press release, and an updated transaction structure based on the information we knew at that time. We have more information, more details on the transaction costs. The good news is that we brought them in lower than our initial estimate. We also had our directors that we had to resolve, as our directors had paid good money (our directors spent anywhere upwards of $800,000 each) to purchase the same warrants we purchased. They were supposed to get warrants on 0.26% of the target company’s shares. And so, we had to resolve those warrants in a way that was in the best interest of our shareholders, but, still, ultimately, fair and agreeable to our directors.

We did that here. We’ll explain in some more detail. UMG’s actual share count has been a bit of a floating number because: Vivendi is distributing one Universal share per Vivendi share; they’ve had a very active stock buyback program; there were some Vivendi options that were exercised, so we didn’t actually know that number until we finalized the stock purchase agreement and they stopped buying stock in the market. And then our previous numbers did not reflect the dilution, if you will, from the Distributable Redeemable Warrants or the one ninth warrants, we’re calling them DR Warrants in this presentation, that are trading publicly, and we are offering to exchange those warrants for stock in the transactions. We make some assumptions here in the presentation, which moves the numbers around a bit, but we try to be, literally down to the share, getting you the numbers you need in order to do a careful analysis.

And again, we’re going to answer any questions we don’t answer. And of course, we’re going to put this presentation out publicly. Probably later today. I’ll try to get a chance to read it one more time. Look for typos.

[Slide 93]

Okay, a summary. We’re buying 10% of Universal Music Group. They have 1,848 million shares outstanding, which means we’re buying 184.8 million shares. We’re paying $4 billion, exactly. No. We’re paying $3.949 billion plus net transaction costs, which magically turns into a number of $4 billion in U.S. dollars. We fixed the exchange rate at 1.20. And again, we’re a cash entity. So we did not want to take a risk either way on the direction of the Euro once we came to an agreement on price that translates into a €33 billion purchase price for UMG or $39.5 billion at the fixed exchange ratio. That does not factor in the €3 billion. It does not factor in our transaction costs. Our transaction costs were about 85 million net of excess cash we have in the entity.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

So we list on Euronext Amsterdam toward the end of September 2021. And we expect to distribute the shares once the registration statement is declared effective. I think a reasonable target date for that is sort of Thanksgiving, mid to end of November this year. UMG is going to have a pristine cap table, and the only thing outstanding will be common stock. There’s no preferred stock. There are no stock options and there are no warrants. I don’t – very few public companies have that structure. You should of course think about that when you’re comparing it to other companies. You certainly should adjust in the case of Warner; Warner adds back non-cash compensation. We think you should subtract it when thinking about and comparing the businesses. we do expect the new board in the new calendar year to put in place an equity incentive program for management to replace some of the cash bonus compensation its pays today, but, don’t worry, management is paid well, but they’re just paid in cash.

PSTH is going to continue to exist and seek another business combination. we’re referring it to RemainCo, that is, after the UMG stock is put into trust, we can then transact with RemainCo. And I’ll talk about that in some detail. We’re exercising one billion six of our forward purchase agreements. the directors are exercising the 6 million that they committed to do at the time of the IPO. We’ll have a billion six in cash leftover after transaction costs and paying for the $4 billion of Universal stock with transaction costs, with $1.4 billion of an unexercised forward purchase agreement, which will get exercised at NAV of that entity. We’re going to own 28.4% of RemainCo, that is the Pershing Square Funds, and we can immediately work on a deal, and we are immediately doing so. In fact, we signed a confidentiality agreement yesterday

[Slide 94]

Key transaction steps.

Number one, we had to amend the Sponsor/Director warrants. The Sponsor warrants are amended to provide that we’re going to get the same identical warrants at 120% of NAV of RemainCo.

The Director Warrants. The directors are getting, I’ll walk through it, but they’re going to get a restricted stock in lieu of 72% of their warrants, reflecting the 72% of this cash that we spent. And they’re going to roll over the balance of their warrants into RemainCo.

We’ve committed to exercise our FPA and we will do so prior to closing. We’re going to launch a share Redemption Tender Offer. I think our target date for that is July 8th. It could slip a day or two, but that’s our best guess. We’re going to launch probably on the same day, the Distributed Redeemable or the DR warrant exchange offer. Then once those offers are complete, we will know who the shareholders are.

And again, we don’t expect any redemptions. We’re going to distribute the so-called Tontine Warrants, because they only go to the people who stay. And those Tontine Warrants will have an exercise price that is adjusted for the UMG share distribution. So at the time we acquire the shares and distribute them to a trust, those shares will be valued by the board. My best guess is you should use the purchase price because it would have been an arm’s-length transaction between two parties, with an estimated closing date, probably the best estimate of value. And so those $23 strike warrants will be adjusted by something like $14, for the Universal distribution. Now, interestingly, because you own the Tontine Warrants that are attached to the shares, any value that leaks to the warrants is coming from the same person who owns them. So if more value leaks or less value leaks to the warrants you’re really indifferent from the perspective of being a PSTH shareholder. That’s not the case with the warrants that are trading publicly. And there are people that own warrants but don’t own stock. That’s why they’re being treated differently.

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June 23, 2021, 9:00 AM EDT

Then of course, we acquire the UMG shares after the Redemption Tender Offers are complete. We take those shares, we contribute them to a trust for the benefit of our shareholders, and then once Universal registers its shares in Amsterdam to then distributes those shares to its shareholders. On October 1st, we’re going to file a registration statement with the SEC. Once that process is done in mid to late November, we will distribute the stock.

[Slide 95]

Sources and uses is pretty straightforward. $1.6 billion FPA, $4 billion of cash from the IPO—$5.6 billion. $4 billion used for the stock purchase, and expenses net of the cash outside of the trust, like $25 million, and that leaves $1.6 billion at RemainCo.

[Slide 96]

What do you get? You get three things. You get stock in Universal, and we’re spending 72% of our money on that. We’ve talked a lot about Universal. 28% of your capital is going to Pershing Square Tontine Holdings. And then you’re getting a gift, not from Pershing Square Tontine, but from a new company called Pershing Square SPARC Holdings, which is going to be sent to you as shareholders as of a record date, and again, that record date will be set once that registration statement is approved by the SEC. We will set a record date and you’ll get a distribution for free of these SPARC Warrants.

I’ve talked about SPARC, but it’s going to have an initial capital base comprised of, call it, 290 million shares x 20. So, if every warrant holder exercises that $5.8 billion, a minimum of $1 billion, with us approaching $7 billion. And then our ability to scale up the FPA, if we have a very, very large target. We’re taking our incentive here, it’s not really an incentive, but we’re getting the right to purchase an instrument that looks similar to the warrant. Except it’s not on 5.95%, we’ve negotiated against ourselves and taken it into 4.95% in light of the larger size of the entity. It is 20% out of the money. We can’t sell it for three years and it has a 10-year term. There won’t be any shareholder warrants on SPARC. So it will be a very pristine capital structure. And our convertible preferred is only convertible into the net amount. So, it looks very similar in terms of economics to the warrants that we were supposed to get on Universal. The team is still sad about that decision.

[Slide 97]

Okay, let’s compare the typical SPAC with this transaction. The typical SPAC transaction is a merger, and then they distribute the stock in the new company to their shareholders. They seek a listing or relisting on the exchange. In our transaction we’re purchasing stock and we’re distributing it to our shareholders.

At the end of the day, we get to the same place. We’re going to own them compared to a typical SPAC, there isn’t a blizzard of dilutive consideration. One of the really interesting facts I think is worth pointing out is that in the typical SPAC merger, people might think of it as a more simple transaction, but go, try to figure out how many shares are outstanding, how many dilutive warrants. And I think a lot of

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June 23, 2021, 9:00 AM EDT

the reasons why SPAC stocks pop on the IPO and then decline in value over time is unfortunately some unsophisticated investors don’t realize how massively dilutive founder stock is and warrants and all the other promote-type elements and relatively small public float, and not a lot of analysis going on, and people overpay. And then over time, as people figure it out, stocks go down, which has made SPACs a target for, and also a lot of SPAC transactions are announced with very aggressive projections, five years out for how much revenue and profit a business will generate.

So our transaction is much simpler than that. Nothing simpler than buying stock and distributing it to our shareholders. And there are no dilutive options or warrants or promotes or investment banking fees. We get nothing other than exactly what the shareholders get for the money that we put up, and no dilutive sponsor shares and no dilutive Sponsor Warrants. There are no post-combination warrants. Yet importantly, everyone gets the same redemption right that you get in a typical SPAC. We’re doing that through a redemption tender, which is one of the permitted approaches in this kind of a transaction, a stock purchase transaction. You can do a redemption tender or a shareholder vote. We want to do it, give people their option to get their money more quickly. And also, we want to close more quickly. That’s why we’ve chosen the Redemption Tender Offer. So, if you hold your shares and your Tontine Warrants in RemainCo, you’re going to get a SPARC Warrant. You don’t have to, all you need to do is you need to hold—want to be super clear about this—you just need to be a shareholder of PSTH at the record date in order to get a SPARC Warrant. Okay.

[Slide 98]

Today, just a reminder $4 billion cash in trust and 200 million shares outstanding. There’s 22 million Distributable Redeemable Warrants, DR Warrants or one-ninth warrants that trade publicly. There are 44 million Tontine Warrants attached to the shares. 5.95% Sponsor Warrants, 0.26% Director Warrants, this is before the changes. And we have a $3 billion FPA. Okay.

[Slide 99]

What are we doing with the Director Warrants? So to be fair to our directors, but also to make the best deal we could for shareholders, because we could not get, there were no warrants on UMG as part of the transaction. What we did is we hired an independent third-party valuation firm, and we said, what are the Director Warrants worth? 10-year warrants, three-year lockup, 20% out the money, if they had received them on Universal, using estimated volatility, interest rates on Universal, a Black Scholes-type valuation.

Once we had that valuation, we said, let’s take 72% of that number because we’ve only deployed 72% of Tontine’s capital. So take the valuation of the full board package, multiply by 72%, and then we exchanged it for restricted stock with that same three-year limitation. The beauty of this for shareholders is that it’s much, much less dilutive than obviously if they had received one .26% warrant on Universal, but even less dilutive, than carrying these warrants over into RemainCo. We settle them in stock, which is obviously a much less levered interest. And the directors really wanted to participate the same way shareholders are participating in the economics of these transactions, so that stock will entitle them to receive the distribution of Universal stock, to become a RemainCo shareholder and they’ll carry over their warrants, about 28% of their warrants, representing the balance of their warrants, 28% on RemainCo. And the directors, by the way, have taken no director’s fees since the beginning of time.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

And my guess is over the last 12 months we’ve had, or 11 months, we’ve had more director meetings and more intense director involvement than probably any SPAC in history, all for good reasons. And also our, our friend and director Jackie Reses did not take a banking fee for the introduction to Vivendi. I note that there were actually no investment banks that represented the company in the transaction. We have nothing against investment banks. We listened to a number of ideas from investment banks, but we, Jackie was the one who got us in the door and got us going. Of course, reduced transaction costs for shareholders. Thank you, Jackie. Again, you got the directors, highlight them now, Michael Ovitz, couldn’t ask for a better director with knowledge about the music industry. Joe Steinberg, a brilliant investor, obviously very good at complex transactions, if you followed his history. And Lisa Gersh, actually a lot of knowledge about the music industry. So we remarkably picked a very good group of directors for precisely this transaction and we’ve got a lot of bandwidth for more. And so they continue to work for free and they’ve got an ongoing investment in the situation.

[Slide 100]

Not so good for the Sponsor Warrants in that there really was no way for us to get Sponsor Warrants. And again, I like to say incentives drive all human behavior. We were much more focused on the billion six we’re investing than getting value for the 65 million. But don’t be sad for us because we’re rolling our 5.95% warrants into RemainCo, and we think RemainCo is a uniquely attractive entity to do a transaction. And it’s very well positioned to do so in the relative short-term. We’d like to own more stock in Universal. So if we can find a way to do that, we are going to do that. Okay.

[Slide 101]

Exercise of the FPAs gives us $1.6 billion more cash, increases the share count to 280.3 million. The 0.3 reflecting the directors’ $6 million purchase. Takes the warrant count up to 93.4 million. These are sort of the numbers, but again, we own precisely the same thing as the public investors. No fees. No promote. No warrants in Universal Music Group.

[Slide 102]

We launch a redemption tender, probably July 8. We close it after 20 business days. Of course, if the SEC has comments, we’ll keep it open so that people can get the benefit of those comments before they make a decision. I hope it to be a relatively straightforward decision. We’ve always traded at a premium to NAV. I think by the time people understand what we presented over the day, my guess is, the stock will be trading at an attractive price, attractive for shareholders. Okay.

[Slide 103]

So if you want to get UMG shares, you want to retain RemainCo, and you want to get SPARC Warrants, then you should hold on and you shouldn’t tender. Because these are the items that you get. And if you do nothing and you’re a shareholder, you’re going to receive all of the above.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

[Slide 104]

The Distributable Redeemable Warrants. The so-called DR Warrants. The issue here is we had warrants that were outstanding, that by virtue of the structure of the transaction would have received a strike-price adjustment to account for the distribution. But that would have put the warrants in a less attractive position than I feel would be ideal, and we probably would have a lot of unhappy warrant holders, even though the agreement provides that in this kind of a transaction, this is all that they get.

So, thinking both as a fiduciary for shareholders and our contractual obligations for our warrant holders, we decided the right thing to do was to exercise our option to exchange these warrants for common stock in PSTH because there’s a built-in way to do that, the option to do so is based on a table, which is on page 166 of the prospectus. We’re using that table. We’re using the 10 days prior to the launch of the exchange offer. It will probably be launched circa the eighth of July. And that will set the number. We give an example here using the $24 stock price, 31 million warrants. We exchange for 8.7 million; that has the benefit also of starting to clean up the capital structure and getting rid of the outstanding warrants. If you don’t exchange and this is not my recommended approach, I really … we will recommend that you exchange them – your warrants will remain outstanding in RemainCo, and get the same strike-price adjustment as the Tontine Warrants.

[Slide 105]

This is a table from page 166. We’re giving you six, we’re taking the 60-month term, which values the warrants on the highest basis. We’ll use the fair market value, whatever it is, based on a 10-trailing day basis. And that will determine how many shares you get capped at 0.3611. And this table was negotiated, I guess, between SPAC investors and sponsors before. We sort of copied the warrants from other transactions. It’s very attractive for the warrant holders because it presumes a 42 vol for the five-year life of the warrants and that’s probably higher than the valuation agent that valued the warrants for the purpose of resolving the director’s value set the volatility assumption of Universal at 30%. So it’s, probably, a good price for the warrant holders.

[Slide 106]

So if you own a hundred of these and you take $24 as the weighted-average price, the VWAP, that gives you 0.2778, that gives you 27 shares and 0.78 of a fractional share. And we give you cash for that fractional share. So if you want to not get cashed out of these, own a number that is divisible by nine, okay.

[Slide 107]

Tontine Warrants here. These are warrants again, where you’re sort of indifferent to how they’re treated because you own them along with the common stock, but we are going to distribute them after the Redemption Tender Offer. And we’re going to adjust the strike price for the value of Universal on the day we contributed to the trust, as determined by the Board. Let’s presume that’s about the $14 price that we paid, arm’s-length transaction between two parties that should set the strike price from 23 minus 14, strike price will be $9. So it will be out of the money, I would say, very levered warrants, if you will, on RemainCo. Okay.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

[Slide 108]

So we start with 200 million shares in the IPO. We issue 1.2 million to resolve 72% of the Director Warrants. Sponsor gets no warrants. We exercise the FPAs. We don’t expect any redemptions. We do the exchange offers for the warrants. Rounds to about 20 on those rounded, precisely 290.1 million fully diluted shares for the pro forma company.

[Slide 109]

So there’s a 1,847.9 million Universal share count. And I think this will be the precise number. We’re calling it a projected number based on the SPA. If there are any changes by virtue of option exercises, we’re unaware of in Vivendi or share repurchases that occur between now and the distribution, which I understand there will be none. That should be the number. Multiplied by 10%, we’re going to own 185 million shares that are purchased by PSTH. We stick those shares into a trust upon closing of the acquisition of those shares. And our shareholders will have a beneficial interest in the trust equal to your percentage ownership of PSTH. If you own 1% of PSTH, then you own 1% of the shares in the trust.

[Slide 110]

What that allows us to do, is it allows RemainCo to immediately pursue another transaction and close another transaction. The number of PSTH shares at closing, of course, depends on whether people redeem. We expect none. Whether people exchange, we expect everyone to exchange. That’s the assumption that we’ve made here to get to the 290 million. So you take the 184 million shares that we’re buying in the transaction. You divide by shares outstanding, that means for every share of PSTH, you’re going to get .637 of a share, almost two-thirds of a share of Universal stock.

[Slide 111]

So what happens if I own 900 shares—again, owning round nine numbers divided by nine, make sure you get no fractional shares. You start out with call it 900 shares, and you’re going to get 200 Tontine Warrants. Those are the two-ninths that we distribute to you per share. And that turns into, you take 900 shares times the exchange ratio, if you will, you get 573 Universal shares, any fractional shares you’ll get cash for.

You’ll get an ongoing interest in RemainCo, the same 900 shares. It will be called PSTH. The Tontine Warrants will have a strike price adjustment. Let’s presume for this math, it will be struck at $9 a share. And then you get a little gift from us—hopefully it’s more than little—you get a SPARC Warrant for every share that you own in PSTH.

[Slide 112-113]

So what if you own 100 warrants. Just to make the math straightforward again, let’s assume a $24 fair market value. Of course, at the table, you get 0.2778 PSTH shares, 100 warrants become 27 shares. And those shares of course, entitle you to receive a Universal distribution. So for those 27 shares, we get 17 Universal shares and some fractional cash. You get an ongoing interest in RemainCo, 27 shares. Then you get 27 SPARC Warrants to acquire 27 shares in SPARC.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

[Slide 114-115]

So Universal. Now we’ve talked lots about Universal. So the headline valuation translates into what we call a €35 billion enterprise value and a €33 billion equity value. Again, we use the analyst way of thinking about enterprise value, not including – the focus on the equity value, which is what’s most relevant here—that implies that the price we’re paying - of the 20 bucks, we have, $13.91 cents is going for our equity interest in UMG. Take the, our favorite analyst at JP Morgan. Again, I’ve never spoken to him, but like his work, he values those shares at $20.20 cents per PSTH share. So when we’re thinking about this, if JP Morgan turns out to be right for the $20 you put up, you get all of that value in Universal, and then you get RemainCo for free and you get SPARC for free.

Thinking about the equity of Universal – where one way to think about it is we’re paying €32 billion for the business, net debt of €2 billion. A couple different ways to think about the €35 billion headline valuation – you subtract €2 billion of net debt, you get to our €33 billion equity value. And then you get these, you know, other interests for free. I think that’s probably the simplest way to think about it. I think about enterprise value is equity plus net debt – equity plus net debt here for us is €35 billion, and subtract the net debt, you get to a €33 billion equity value. And these stakes, none of which generate a cash flow, operating income or EBITA for the company, you get for free. And analysts value these investments. You can look at trading prices for Spotify and TME—Vevo and Deezer are private companies—if you look at the analysts, they value them anywhere between €2 billion and €4 billion.

So, we think for all the reasons we’ve previously described, we made a good purchase, got these very interesting company interests quote, unquote for free. We back into the first-year price on this page, just the math for the previous page. And of course, we’ll send you the slide.

[Slide 116]

Okay. So this is our equity purchase, that $33 billion we divide by total share count. And this translates into the euro price. The stock will initially be listed on Euronext Amsterdam, possibly on a U.S. exchange, hopefully someday soon. And if the stock trades at higher than $17.81, then we’ve made a good buy. Again, I wouldn’t look at one day’s trading, but I would say certainly over time, if we look at, again, JP Morgan’s valuation, if it trades there, we’ll be very happy with it. Certainly the starting price. Again, we look at this transaction on a long-term basis, but it’s always nice to know that we’ve come in at a good price

[Slide 117-118]

In terms of the UMG shareholder base. Again today, Tencent owns 20% that they purchased. They entered into agreement to purchase it almost a couple of years ago. And they acquired the initial 10% stake, I guess, in 2019, March of 2020, I think that’s about right. And then they had an option to purchase the additional 10% at the same price, which they exercised. So they own 20% and we’re very happy with Tencent Music and that consortium as a shareholder. We do think it is a very strategic partner, obviously in light of their presence in China. So that is a synergistic partner. The Bolloré Group is the kind of largest shareholder of Vivendi. And they’re getting their proportionate share of Universal in the spin. Vivendi’s going to retain 10% of the stock.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

The Pershing Square Funds. We’ll get our pro-rata share of the 1.6 billion divided by 5.6 billion or approximately 3% of the 10%. And the balance will go to the other PSTH shareholders. We’re quoting from here “the principle of one share, one vote—will be fully observed as no preferred shares nor any other multiple voting rights will be exercised.” So no poison pills and one-for-one voting, which we give a lot of credit to Vivendi to take the company public this way. And we’ll have a board comprised of primarily non-executive members, eight non-executives, two executives, Lucian Grainge and another executive. And then the majority of the board will be independent and will meet the highest standards for Amsterdam governance. It will be one of the largest companies on Euronext, and it will be therefore a member of some of the most important global indices, like MSCI, EuroStoxx, and the FTSE Euro 100 indices.

[Slide 119]

Okay, next you get RemainCo. So, first thing we did here is we didn’t want RemainCo to be sitting out there forever. So we wanted it to be in a position to do a transaction. By contributing to a trust, we don’t need to wait until late November to transact with this company. We pushed that date forward about four months by contributing the assets into a trust. The trust will be owned pro-rata by our shareholders as of a record date, and your interest in the trust, the only negative here, is that your interest in the trust won’t trade publicly. It won’t be a public company at the time it’s contributed, and therefore it won’t be transferable at all. I do expect that when we contribute the shares to a trust, it’s like they’ve been dividended to shareholders. We’re holding them outside of the corporation. So the stock price should adjust by the fair market value of the UMG shares after the record date. But thereafter one, you of course, own your pro-rata stake in the trust, which we hold for your benefit and will be distributed to you as soon as those shares are registered and you of course also own RemainCo.

And now RemainCo, once you distribute, drops by the value of the distribution, and it benefits, because we’re now in a position to do a transaction. You don’t have to do anything other than own the stock to get your interest in the trust. And we’ll give you a lot more detail on this in the Redemption Tender Offer document and our FAQ.

[Slide 120]

RemainCo. This is actually quite an interesting unique entity. I don’t think there’s another one like it, because it’s going to have $1.6 billion in cash, and our option for another $1.4 billion – you’ve got up to $3 billion in a public company. We’ll be the largest public acquisition company, but it won’t be a SPAC because it did its initial business combination and therefore there are no redemption rights.

And the problem with SPACs today is if you’re a counterparty and you want to do a deal with a SPAC is, one: all the money can be redeemed and that’s happening more often than people would like to. You have to raise PIPE capital, which is a lot of work, not just for the sponsor, but for the management team. Who wants to go on a road show? The whole purpose is to avoid an IPO –meanwhile, you’re running around and trying to raise money from investors. The PIPE market is practically shut down, you see a couple of green shoots with a couple of transactions getting done, but the terms are really not attractive for SPAC shareholders. It creates a quite a complicated capital structure and it’s not particularly — in my view – the most desirable way to go public.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

Here, we have a public company, with $1.6 billion of cash, an option for another billion four, and we’re ready to go. There’s no redemption rights. Pershing will own 28.4% of the entity. By exercising the FPA, we could effectively deliver voting control of this entity in a transaction, which creates certainty. We’ve got a lot of skin in the game. We’ll have more if we exercise our FPA. It’s going to continue to have the Tontine Warrants outstanding with a strike price, probably substantially above NAV. It’s going to have Sponsor Warrants struck at the same strike price we originally bargained for and Director Warrants 20% above NAV.

This entity is going to indemnify Vivendi with respect to the U.S. securities laws in connection with the tender offers we’re doing and our distribution of UMG shares to PSTH stockholders. And we do not believe that they have any liability in connection with the transaction. I’ll call this belt and suspenders to get a transaction done, to make them happy, because if they sold to any private equity firms, they wouldn’t have the same, if you will, a private equity firm, wouldn’t be doing tender offers or distributions. And so this was a way to make them happy.

And RemainCo is not going to do another stock purchase transaction. We are going to do a merger or we’re going to buy control of a company with cash and perhaps some debt, I think the most likely outcome. Probably most valuable, using the same form as PSTH where we issue a bunch of stock, our investors end up being a minority shareholder of the newly combined company and we go forth.

[Slide 121]

Okay, so RemainCo, $1.6 billion in cash, 290.1 million fully diluted shares. We’re going to do a reverse stock split, which will take NAV from, call it $5.50 or so to $22. Actually the precise number, thank you, Feroz, is $5.42 cents to become $21.67 worth. Our warrants have the same adjustment for the reverse splits. And then again, we’ll have an outstanding FPA of $1.4 billion.

[Slide 122]

Largest acquisition company. A lot of flexibility — it’s probably ideally designed because, one, it can scale up and down. A minimum $1.6 billion can go up to $3 billion and we can make that decision without running around to raise capital. And we can deliver certainty to a counterparty, which is enormously valuable in an uncertain world, particularly with SPACS. No PIPEs required. And then again, HSR any other public company acquiring someone else. HSR is a real issue. In this case, it will get early termination because PSTH of course is a cash shell. No founder shares. No underwriting fees and you get the same continuing board that I think has done a good job here. The context is that I would say this is a very interesting time– Stephen Schwartzman was just quoted at a conference talking about the number of transactions that Blackstone is seeing – people are looking to or they’ve been thinking about selling. You know, the potential change in capital gains tax rates and possible change, perhaps, in the ability to give appreciated stock to a foundation. These are things that motivate people to, to make decisions now. And I think we’ll have a unique entity.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

[Slide 123-124]

And again, please call me so, but don’t call, okay, unless you own, a simple, predictable free cash flow generative business that has high barriers to entry, limited exposure to extrinsic factors we can’t control. It doesn’t have to constantly raise capital. It’s got excellent management, governance, and has a price that makes sense. We’re prepared to pay a fair price. We’re not going to overpay. And again — do you want to be public? Or if you want to sell 100% of your business, we could theoretically, buy your company all cash. More likely outcome again is a traditional acquisition company type merger. And you get the same high quality base of shareholders. And we can give you certainty on timing, on how much capital you raise and who your initial shareholder base is. And you can skip the normal nuisance of the IPO process or even the PIPE process of a SPAC.

[Slide 125]

Okay. Last but not least – SPARC Holdings. You’re going to get warrants to purchase this entity. So what is SPARC? We’re calling it an opt-in SPAC, which is going to seek a merger with a private operating company. The beauty of the structure is we solve a lot of the problems of, I would say alignment of incentives with Tontine, but we didn’t solve is that we had to take your money upfront, and we held onto it, and we’re still holding onto it. And it’s going to be deployed soon, but that’s a meaningful period of time where you’ve lost the use of your capital. We don’t like that. You don’t like that. And we also didn’t solve the call it two-year shot clock of SPACS, which we think is far from ideal.

Good news with SPARC is we don’t ask for your money until the following things have been achieved. One, we found a target. Two, we’ve done our due diligence, of course. We’ve negotiated a deal; signed a definitive agreement. Three, and we’ll give you, we should add a couple more here before the final version of the presentation. We file a prospectus with the SEC detailing everything you need to know about the business. It will be a merger proxy, like a typical SPAC transaction. The SEC has their full chance to review it, give us comments. And only then we send you the definitive document. Do we give you a, what I think what will be a 20-business day period to decide whether you want to exercise your warrants or not. Until then you don’t put up any money; in fact, you can’t – it’s really the right to invest at a later date once a certain number of things have been achieved.

You get these, we’re calling them 10-year SPARC Warrants. Think of them as effectively, very, very long life. I don’t think you’d be waiting around 10 years to do a deal, but we just sort of remove the time pressure by making this very extensive period. In fact, the longer the period, I think the more likely we’re able to deploy it faster because it takes away any perception on the part of the counterparty that we’re under any pressure. If everyone exercises, actually raise on a fully diluted basis, 5.8 billion plus a billion from us, minimum, up to 5 billion. And I apologize to the underwriters because we were very appreciative of the work they did for us here, but there will be no underwriting fees, but there’s plenty of room to pay some very nice M&A fees. This would be one of the biggest transactions of any year with $6.8 billion of equity to deploy. So, I think of the Academy Securities, Loop Capital, Citi, UBS, Jefferies, the underwriters who are helping us here, put your M&A hats on, take off your underwriting hat. And we look forward to hearing from you. No shareholder warrants or other warrants of any kind. What we’re getting is a convertible preferred that net settles into the increase in value of the company above $24 a share, 20% above NAV. We can’t sell it for three years, meant to look very similar to the other warrants. You can’t use warrants in a Cayman company for various technical reasons. We should be filing this as soon as I have a chance to read the final version of the document. And we expect comments from the SEC about a month, 30 days or so later.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

[Slide 126]

Okay. I mentioned this before. What does SPARC do? It’s really SPAC 3.0. We get rid of this opportunity cost of capital problem, and get rid of any pressure to complete a deal. And I think, importantly, and this is the philosophy we’ve always had at Pershing, although we’ve never had the opportunity to do it publicly. We’ ve always, with respect to our private investors, when interesting opportunities appear, we give them the right to invest alongside us. We call those rights co-investment rights. They’re not formal or informal, but we love when we give opportunities to our existing base of investors who have supported us over time. Our goal was to achieve the same thing in the public domain. And here, anyone who’s been a shareholder of PSTH or buys a stock before the record date, is going to get the right to invest in our next target at NAV. And again, no underwriting fees. There are lots of benefits for all here.

[Slide 127]

The Universe high-quality IPO candidates; corporate carve-outs, think of Vivendi; mature unicorns, which has gotten a lot of play in the press. Always one of our categories, I would say in some ways, the smallest category. Family-owned companies, I would say that’s probably even bigger. A lot of families now are looking at the estate planning issues and capital gains tax rates and rethinking timing on “going public.” And then of course, private equity. Many private equity investors are tax sensitive. They care about timing as well. And then of course, financially-distressed companies for whom a large cash infusion could create significant value.

[Slide 128]

Illustrative Timeline. Vivendi shareholders voted nearly unanimously in favor of the distribution. We’re going to launch the share Redemption Tender Offers. We’re targeting July 8th. They have to be open for 20 business days or a month. It might be extended for an additional 10 days. Then after we know who our shareholder base is for sure, because there are no redemptions, hopefully, we distribute Tontine Warrants. We distribute the SPARC Warrants, once that document has been approved. We close on the purchase of the UMG shares. We immediately contribute those shares into a trust, figure late August, very early September. And we exercise the FPA just prior to the closing of that transaction. September, third week in September or last week in September, Universal is listed on the Euronext exchange, the shares begin to trade, and then we can distribute our shares towards the end of November. This dynamic is not dissimilar to an anchor investment in a company listing, and then the lockup being [released] here, if you will, is from August to November, approximately 120 days.

[Slide 129]

There’s the disclaimer, encourage you to read it in detail.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

If you’re still with us, it’s been a nice few hours with a 15-minute interruption. No, I think we call that an intermission. And hopefully we’ve answered the vast majority of the questions we’ve received. Take a hard look at this company. It’s one of the great businesses of the world. We’ve given you a lot to digest. We’re going to tighten up a few things in the presentation. As usual, we were finalizing things about 45 or maybe 15 minutes prior to our launch here at nine o’clock. But we’ll put this out no later than tomorrow so that you can study it in some more detail. Again, appreciate your patience as a Pershing Square Tontine Holding shareholder and we look forward to many successful transactions with this group of shareholders. With that operator, we’re going to end the call.

Operator

Thank you, everyone. This concludes your conference call for today. You may now disconnect.

[End of Presentation]

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

Important Additional Information and Where to Find It

This investor presentation transcript does not constitute an offer to sell or buy or the solicitation of an offer to buy or sell any securities.

The proposed transactions described in this investor presentation transcript (the “Proposed Transactions”) have not yet commenced, may proceed on materially different terms and may not occur at all. This communication is for informational purposes only. This communication is not a recommendation to buy, sell or exchange any securities, and it is neither an offer to purchase nor a solicitation of an offer to sell securities. The redemption tender offer and the warrant exchange offer (the “Offers”) will only be made pursuant to offers to purchase or exchange, letters of transmittal and related materials that will be filed with the applicable Schedule TO on the commencement date of each such offer. Pershing Square Tontine Holdings, Ltd.’s (“PSTH”) shareholders and warrant holders should read those materials carefully because they will contain important information, including the various terms of, and conditions to, the Offers. PSTH’s shareholders and warrant holders will be able to obtain free copies of those materials as well as the other documents that PSTH and the Special Purpose Rights Acquisition Company (“SPARC”) will be filing with the SEC, which will contain important information about PSTH, SPARC, the Offers and the Proposed Transactions, at the SEC’s website at www.sec.gov.

FORWARD-LOOKING STATEMENTS

This investor presentation transcript contains certain forward-looking statements within the meaning of the federal securities laws with respect to the Proposed Transactions, including statements regarding the benefits of the Proposed Transactions, the anticipated timing of the Proposed Transactions, the services offered by Universal Music Group B.V. (“UMG”) and the markets in which it operates. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including but not limited to: (i) the risk that the Proposed Transactions may not be completed in a timely manner or at all, or may be completed on terms materially different from those described herein, which may adversely affect the price of PSTH’s securities, (ii) the risk that the Proposed Transactions may not be completed by PSTH’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by PSTH, (iii) the failure to satisfy the conditions to the consummation of any aspect of the Proposed Transactions, (iv) the lack of a third party valuation in determining whether or not to pursue the Proposed Transactions, (v) the occurrence of any event, change or other circumstance that could give rise to the Proposed Transactions not occurring, (vi) the effect of the announcement or pendency of the Proposed Transactions on UMG’s business relationships, performance, and business generally, (vii) the outcome of any legal proceedings that may be instituted against PSTH, SPARC, Vivendi S.E., UMG or their respective directors or officers related announcement of the Proposed Transactions, (viii) the amount of the costs, fees, expenses and other charges related to the Proposed Transactions, (ix) the ability to maintain the listing of PSTH’s securities on NYSE or list on Nasdaq, (x) the price of PSTH’s securities may be volatile due to a variety of factors which may also include changes in UMG’s business and operations and in performance across its competitors, changes in laws and regulations affecting UMG’s business and changes in its capital structure as a result of the Proposed Transactions and its contemplated public listing, (xi) the ability to implement business plans, forecasts,

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT

and other expectations after the completion of the Proposed Transactions, and identify and realize additional opportunities, (xii) the amount of PSTH shares redeemed by PSTH’s public shareholders in the redemption tender offer or the number of warrants exchanged and PSTH shares issued in the warrant exchange offer, (xiii) possible variances between the historical financial information UMG presents and its future financial statements, when they become available, (xiv) potential material differences between the terms of SPARC described herein and those ultimately offered to investors or the SEC failing to declare the registration statement in respect of SPARC’s securities effective or the NYSE or Nasdaq listing the securities or either the SEC or the applicable stock exchange imposing conditions that would prevent SPARC from operating in the manner intended and (xv) the impact of the global COVID-19 pandemic on any of the foregoing.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the registration statements for the distribution of UMG shares in connection with the Proposed Transactions and the SPARC rights offering that will be filed with the SEC in respect of the Proposed Transactions. Those filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and PSTH assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. PSTH does not give any assurance that PSTH will achieve its expectations or that the Proposed Transactions will occur at all. The inclusion of any statement in this press release does not constitute an admission by PSTH or any other person that the events or circumstances described in such statement are material.

Pershing Square Tontine Holdings, Inc.

June 23, 2021, 9:00 AM EDT